UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Insurance Management Solutions Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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801 94th Avenue North

St. Petersburg, Florida 33702

Dear Shareholder:

You are cordially invited to attend a Special Meeting (the “Special Meeting”) of the Shareholders of Insurance Management Solutions Group, Inc. (“IMSG”), to be held on Tuesday, September 23, 2003, at IMSG’s offices at 801 94th Avenue North, St. Petersburg, Florida. The Special Meeting will begin at 3:00 p.m. local time.

At the Special Meeting, you will be asked to consider and vote solely upon a proposal to approve the merger of IMSG and a subsidiary of Fiserv, Inc. (“Fiserv”), pursuant to an Agreement and Plan of Merger, dated as of April 9, 2003 (the “Merger Agreement”), by and among IMSG, Fiserv and certain direct and indirect subsidiaries of Fiserv. The transactions contemplated by the Merger Agreement are collectively referred to herein as the “Fiserv Merger.” In the Fiserv Merger, (i) each share of IMSG common stock issued and outstanding immediately prior to the Fiserv Merger (other than shares owned by Bankers Insurance Group, Inc. and its subsidiaries (the “Principal Shareholders”)) will be converted into the right to receive $3.30 per share in cash, without interest, and (ii) each share of IMSG common stock owned by the Principal Shareholders will be converted into the right to receive $3.26 per share in cash, without interest. As a result of the Fiserv Merger, IMSG will become an indirect wholly-owned subsidiary of Fiserv. A copy of the Merger Agreement (without exhibits and schedules) is attached as Appendix A to, and a description of the Merger Agreement is included in, the accompanying Proxy Statement.

In connection with its review and consideration of the Fiserv Merger, the Board of Directors of IMSG retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to render an opinion to the IMSG Board of Directors as to the fairness, from a financial point of view, to the shareholders of IMSG (other than the Principal Shareholders) of the consideration to be received in the Fiserv Merger by the shareholders of IMSG (other than the Principal Shareholders). A copy of the opinion of Houlihan Lokey is attached as Appendix B to, and a description of its opinion is included in, the accompanying Proxy Statement.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE FISERV MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF IMSG AND ITS SHAREHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE FISERV MERGER (SUBJECT TO IMSG SHAREHOLDER APPROVAL) AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE FISERV MERGER. In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, as described in the enclosed Proxy Statement, regarding the fairness to IMSG and its shareholders of the consideration to be received by the shareholders of IMSG pursuant to the Fiserv Merger.

DETAILS OF THE MERGER AGREEMENT AND THE FISERV MERGER APPEAR IN THE ACCOMPANYING PROXY STATEMENT. PLEASE GIVE THIS MATERIAL YOUR CAREFUL ATTENTION.

It is important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and mail it promptly using the enclosed, pre-addressed, postage-paid, return envelope. If you attend the Special Meeting, you may revoke the proxy given and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention will be greatly appreciated.

Sincerely,

David M. Howard

Chairman of the Board, President and

Chief Executive Officer

YOUR VOTE IS IMPORTANT

PLEASE RETURN YOUR PROXY PROMPTLY

August 12, 2003

801 94th Avenue North

St. Petersburg, Florida 33702

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 23, 2003

A Special Meeting of Shareholders of Insurance Management Solutions Group, Inc. (“IMSG”) will be held at IMSG’s offices at 801 94th Avenue North, St. Petersburg, Florida, on Tuesday, September 23, 2003. The Special Meeting will begin at 3:00 p.m. local time and will be held for the following purposes:

1. To consider and vote on a proposal to approve the merger by IMSG with a wholly-owned indirect subsidiary of Fiserv, Inc. (“Fiserv”), pursuant to an Agreement and Plan of Merger, dated as of April 9, 2003, by and among IMSG, Fiserv, Fiserv Solutions, Inc., a subsidiary of Fiserv (“Fiserv Solutions”), and Fiserv Merger Sub, Inc., a subsidiary of Fiserv Solutions (“Fiserv Merger Sub”). (The transactions contemplated by the Merger Agreement are collectively referred to herein as the “Fiserv Merger.”); and

2. To transact any other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF IMSG HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE FISERV MERGER AND HAS DETERMINED THAT THE MERGER AGREEMENT AND THE FISERV MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, IMSG AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF IMSG RECOMMENDS THAT THE SHAREHOLDERS OF IMSG VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE FISERV MERGER AT THE SPECIAL MEETING.

Under Florida law, approval of the Merger Agreement and the Fiserv Merger requires the affirmative vote of the holders of a majority of IMSG’s issued and outstanding shares of common stock, $.01 par value per share (“IMSG Common Stock”). In addition, the Merger Agreement provides, as a condition to closing of the Fiserv Merger, that the Merger Agreement and Fiserv Merger be approved by at least 50.01% of the issued and outstanding shares of IMSG Common Stock that are not owned or controlled by Bankers Insurance Group, Inc. (“BIG”) and certain of its direct and indirect subsidiaries (together with BIG, the “Principal Shareholders”). Each share of IMSG Common Stock is entitled to one vote on all matters to come before the Special Meeting. The IMSG Common Stock constitutes the only outstanding class of capital stock of IMSG. The Principal Shareholders own, as of the record date for the Special Meeting, an aggregate of 8,354,884 shares, or approximately 68.2% of the total issued and outstanding shares, of IMSG Common Stock. The Principal Shareholders have agreed, pursuant to an Agreement to Facilitate Merger with Fiserv, Fiserv Solutions and Fiserv Merger Sub (a copy of which is attached (without schedules) as Appendix C to the accompanying Proxy Statement), to vote all of such shares of IMSG Common Stock “FOR” the Merger Agreement and the Fiserv Merger.

Florida law provides that you may dissent from the Fiserv Merger. To perfect your dissenters’ rights under the Florida Business Corporation Act (the “FBCA”), you must first notify IMSG in writing prior to the Special Meeting that you intend to demand payment for your shares and you must not vote your shares in favor of the Merger Agreement and the Fiserv Merger. If the Fiserv Merger is approved by IMSG’s shareholders, IMSG will then notify you that you are entitled to demand payment for your shares and instruct you of the necessary steps in order to obtain such payment. If you do not comply with the procedures governing dissenters’ rights set forth under Florida law and explained elsewhere in the accompanying Proxy Statement, you may not be entitled to payment for your shares. A copy of the relevant provisions of Florida law is attached as Appendix D to the accompanying Proxy Statement.

Only shareholders of record, as shown by the transfer books of IMSG, as of the close of business on August 11, 2003, will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. A list of shareholders entitled to vote at the Special Meeting will be available for examination by any shareholder for a proper purpose during normal business hours at our offices for a period of at least ten days preceding the Special Meeting. Information relating to the matters to be considered and voted on at the Special Meeting is set forth in the Proxy Statement accompanying this notice.

By order of the Board of Directors,

Anthony R. Marando

Corporate Secretary

August 12, 2003

Your vote is important. To assure your representation

at the Special Meeting, please vote on the matter to be considered at the Special Meeting by completing the enclosed proxy and mailing it promptly in the enclosed envelope.

801 94th Avenue North

St. Petersburg, Florida 33702

This proxy statement (the “Proxy Statement”) is being furnished to shareholders in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board of Directors” or “Board”) of Insurance Management Solutions Group, Inc. (“IMSG”) for the Special Meeting (the “Special Meeting”) of Shareholders to be held at IMSG’s offices at 801 94th Avenue North, St. Petersburg, Florida on Tuesday, September 23, 2003, at 3:00 p.m. local time, or any adjournment or postponement thereof.

If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the Special Meeting. Your giving of a proxy does not affect your right to vote in person if you attend the Special Meeting. You may revoke your proxy at any time prior to the voting thereof.

Shares of IMSG common stock, $.01 par value per share (“IMSG Common Stock”), are currently traded on the OTC Bulletin Board under the symbol “INMG.OB.” On April 8, 2003, the last trading day before IMSG and Fiserv announced the signing of the Merger Agreement, the last sale price of IMSG Common Stock reported on the OTC Bulletin Board was $2.70 per share. On August 7, 2003, the most recent practicable trading day prior to the date of this Proxy Statement, the last sale price of IMSG Common Stock on the OTC Bulletin Board was $3.15 per share.

As used in this Proxy Statement, unless the context otherwise requires, the term “IMSG” refers to Insurance Management Solutions Group, Inc. and its subsidiaries. All information regarding IMSG contained in this Proxy Statement has been supplied by IMSG. All information regarding Fiserv and its direct and indirect subsidiaries contained in this Proxy Statement has been supplied by Fiserv.

This Proxy Statement and the accompanying proxy are first being mailed on or about August 20, 2003 to shareholders entitled to vote at the Special Meeting.

Shareholders of record as of the close of business on August 11, 2003 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. At that date, there were 12,246,063 shares of IMSG Common Stock outstanding and entitled to vote. Each outstanding share of IMSG Common Stock is entitled to one vote on all matters submitted to a vote of shareholders.

Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of elections appointed for the Special Meeting, who will also determine whether a quorum is present for the transaction of business. IMSG’s Amended and Restated Bylaws provide that a quorum is present if the holders of a majority of the issued and outstanding shares of IMSG Common Stock entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one matter presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Neither abstentions nor broker non-votes are counted in determining whether a proposal has been approved.

Under Florida law, approval of the Merger Agreement and the Fiserv Merger (each as hereinafter defined) requires the affirmative vote of the holders of a majority of the issued and outstanding shares of IMSG Common Stock. In addition, the Merger Agreement provides, as a condition to closing of the Fiserv Merger, that the Merger Agreement and Fiserv Merger be approved by at least 50.01% of the issued and outstanding shares of

IMSG Common Stock that are not owned or controlled by Bankers Insurance Group, Inc. (“BIG”) and certain of its direct and indirect subsidiaries (together with BIG, the “Principal Shareholders”). The Principal Shareholders own, as of the Record Date, an aggregate of 8,354,884 shares, or approximately 68.2% of the total issued and outstanding shares, of IMSG Common Stock. The Principal Shareholders have agreed to vote all of such shares “for” the approval of the Merger Agreement and the Fiserv Merger.

You are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope. You are urged to indicate your vote in the space provided on the proxy. Proxies solicited by the Board of Directors of IMSG will be voted in accordance with the directions given by the giver of the proxy. If no instructions are made, signed proxies will be voted “FOR” the approval of the Merger Agreement and the Fiserv Merger, as more fully described in this Proxy Statement. Returning your completed proxy will not prevent you from voting in person at the Special Meeting if you are present and wish to do so.

If you give a proxy you may revoke it at any time before it is exercised by: (i) filing with the Corporate Secretary of IMSG written notice that you wish to revoke your proxy; (ii) submitting a properly executed proxy bearing a later date; or (iii) appearing at the Special Meeting and giving the Corporate Secretary notice of your intention to vote in person. Proxies solicited by this Proxy Statement may be exercised only at the Special Meeting and any adjournment or postponement thereof and will not be used for any other meeting. Proxies solicited hereby will be returned to the Board of Directors and will be tabulated by the inspector of elections designated by the Board of Directors, who will not be employed by IMSG or any of its affiliates.

The cost of solicitation of proxies by mail on behalf of the Board of Directors will be borne by IMSG. Proxies also may be solicited by personal interview or by telephone, in addition to the use of the mails, by directors, officers and regular employees of IMSG without additional compensation for those activities. IMSG also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of IMSG Common Stock held of record to the beneficial owners of such shares. IMSG will reimburse such record holders for their reasonable out-of-pocket expenses.

SUMMARY OF TERMS

This summary highlights selected information in this Proxy Statement and may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement and the other documents we refer you to for a more complete understanding of the matters being considered at the Special Meeting. See “Where You Can Find More Information.” A copy of the Merger Agreement (without exhibits and schedules) is attached as Appendix A to this Proxy Statement and is incorporated by reference herein. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

Parties to the Fiserv Merger (page 13)	IMSG is a Florida corporation organized in 1996. IMSG, through its wholly-owned subsidiaries, Insurance Management Solutions, Inc. and Colonial Claims Corporation, provides comprehensive policy and claims outsourcing services to the property and casualty (“P&C”) insurance industry, with an emphasis on providing these services to the flood insurance market. IMSG Common Stock currently trades on the OTC Bulletin Board under the symbol INMG.OB. IMSG’s principal executive offices are located at 801 94th Avenue North, St. Petersburg, Florida 33702.

Fiserv is a leading technology resource for information management systems used by the financial industry. Fiserv, a Wisconsin corporation, was formed on July 31, 1984, through the combination of two major regional data processing firms located in Milwaukee, Wisconsin and Tampa, Florida. These firms—First Data Processing of Milwaukee and Sunshine State Systems of Tampa—began their operations in 1964 and 1971, respectively, as the data processing operations of their parent financial institutions. Historically, operations were expanded by developing a range of services for these parent organizations as well as other financial institutions. Since its organization in 1984, Fiserv has grown through the continuing development of highly specialized services and product enhancements, the addition of new clients and the acquisition of firms complementing the Fiserv organization.

With its principal executive offices located at 255 Fiserv Drive, Brookfield, Wisconsin 53045, Fiserv provides information management technology and related services to banks, broker-dealers, credit unions, financial planners and investment advisers, insurance agents and companies, leasing companies, mortgage lenders and savings institutions. Fiserv operates centers nationwide for full-service financial data processing, software system development, item processing and check imaging, technology support and related product businesses. In addition, Fiserv has business support centers in Argentina, Australia, Columbia, Indonesia, the Philippines, Poland, Singapore and the United Kingdom. Fiserv Solutions is a Wisconsin corporation and a wholly-owned subsidiary of Fiserv. It is the principal operating subsidiary of Fiserv. Fiserv Merger Sub is a Florida corporation and a wholly-owned subsidiary of Fiserv Solutions. It was formed solely for purposes of consummating the Fiserv Merger and has no operations other than in connection therewith.

Date, Time and Place of the Special Meeting (page 1)	The Special Meeting will be held on Tuesday, September 23, 2003, at 3:00 p.m. local time at IMSG’s offices at 801 94th Avenue North, St. Petersburg, Florida.

Purpose of the Special Meeting (page 13)	At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Merger Agreement and the Fiserv Merger. If IMSG shareholder approval of the Merger Agreement and Fiserv Merger is obtained at the Special

Meeting, the IMSG Board expects to complete the Fiserv Merger within three business days of the Special Meeting.

Record Date and Shareholders Entitled to Vote (page 1)	You are entitled to vote at the Special Meeting if you owned shares of IMSG Common Stock at the close of business on August 11, 2003, the Record Date for the Special Meeting. You will have one vote for each share of IMSG Common Stock that you owned on the Record Date. As of the Record Date, there were 12,246,063 shares of IMSG Common Stock outstanding and entitled to vote at the Special Meeting.

Shareholder Approval of the Merger Agreement and the Fiserv Merger (page 13)	In order to approve the Merger Agreement and the Fiserv Merger, we will need to obtain the affirmative vote of the holders of a majority of the issued and outstanding shares of IMSG Common Stock entitled to vote at the Special Meeting. The Principal Shareholders, which own collectively approximately 68.2% of the shares of IMSG Common Stock entitled to vote at the Special Meeting, have agreed pursuant to an Agreement to Facilitate Merger (attached hereto as Appendix C, without schedules, and further described herein) to vote all of their shares in favor of approval of the Merger Agreement and Fiserv Merger.

In addition, the Merger Agreement provides, as a condition to consummation of the Fiserv Merger, that the Merger Agreement and Fiserv Merger be approved by at least 50.01% of the issued and outstanding shares of IMSG Common Stock entitled to vote at the Special Meeting that are not owned or controlled by the Principal Shareholders.

Background of and IMSG’s Reasons for the Fiserv Merger (page 14)	IMSG’s Board of Directors consulted with senior management and its advisors and considered a number of factors, including those set forth below, in reaching its decisions to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement and to recommend that IMSG’s shareholders vote “FOR” approval of the Merger Agreement and the Fiserv Merger. The material factors considered by IMSG’s Board of Directors include: (i) the historical and projected financial performance of IMSG; (ii) trends and competitive conditions in the industry in which IMSG competes; (iii) the increased costs of IMSG operating as an independent public company; (iv) the market price of IMSG Common Stock and the merger consideration; (v) the fairness opinion rendered by Houlihan Lokey; (vi) prior offers and negotiations with third parties and alternatives to the Fiserv Merger; (vii) the terms of the Merger Agreement, including the required shareholder approvals; (viii) the availability of dissenters’ rights; (ix) the likelihood of closing the Fiserv Merger; and (x) the effect of the Fiserv Merger on employees and customers of IMSG.

Recommendation of the Board of Directors (page 19)	The Board of Directors of IMSG unanimously determined that the terms of the Merger Agreement and the Fiserv Merger are advisable and fair to, and in the best interests of, IMSG and its shareholders and has unanimously approved the Merger Agreement and the Fiserv Merger. The Board of Directors of IMSG unanimously recommends that you vote “FOR” the approval of the Merger Agreement and the Fiserv Merger.

Regulatory Matters (page 27)	The consummation of the Fiserv Merger does not require any significant federal or state regulatory filings or approvals other than the filing of Articles of Merger with the Department of State of the State of Florida and the federal filings required under applicable U.S. securities laws in connection with this Proxy Statement.

Interests of IMSG Directors and Officers in the Fiserv Merger (page 26)

IMSG’s shareholders should be aware that some directors and executive officers of IMSG have interests in the Fiserv Merger that are different from, or in addition to, those of IMSG shareholders generally. These interests include the following:

•   certain IMSG directors are affiliates of the Principal Shareholders, which collectively beneficially own approximately 68.2% of the outstanding shares of IMSG Common Stock and have entered into an agreement pursuant to which the Principal Shareholders have, among other things, agreed to vote their shares of IMSG Common Stock in favor of the approval of the Merger Agreement and the Fiserv Merger; and

•   each of the directors and officers of IMSG will be entitled to continued indemnification by IMSG and Fiserv, as well as to continued director and officer insurance coverage.

The Merger Agreement (page 29)	The Merger Agreement (without exhibits and schedules) is attached to this Proxy Statement as Appendix A. We encourage you to read the Merger Agreement in its entirety, as it is the legal document that governs the Fiserv Merger. The closing of the Fiserv Merger is conditioned upon several conditions, some of which are summarized in this Proxy Statement and all of which are set forth in the Merger Agreement. We and Fiserv and its affiliates each made representations and warranties and other agreements, all of which are set forth in the Merger Agreement.

Consideration to be Received in the Fiserv Merger (page 29)	At the effective time of the Fiserv Merger, Fiserv Merger Sub will be merged with and into IMSG, with IMSG, as the surviving corporation, becoming a wholly-owned subsidiary of Fiserv Solutions. At the effective time of the Fiserv Merger, (i) each share of issued and outstanding IMSG Common Stock (other than the 8,354,884 shares (the “BIG Shares”) of IMSG Common Stock owned by the Principal Shareholders) will be converted into the right to receive $3.30 in cash, without interest, and (ii) each BIG Share shall be converted into the right to receive $3.26 in cash, without interest.

Opinion of Houlihan Lokey (page 20)	The Board of Directors of IMSG retained Houlihan Lokey to render a fairness opinion with respect to the consideration to be paid to IMSG’s shareholders (other than the Principal Shareholders) pursuant to the Fiserv Merger. On April 4, 2003, Houlihan Lokey delivered its opinion to the Board of Directors of IMSG that, as of the date of its opinion, the consideration to be received in connection with the Fiserv Merger by the shareholders of IMSG other than the Principal Shareholders is fair to those shareholders from a financial point of view. A copy of the opinion of Houlihan Lokey is attached as Appendix B to, and a description of its opinion is included in, this Proxy Statement. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the Fiserv Merger.

Dissenters’ Rights (page 40)	The Florida Business Corporation Act grants dissenters’ rights in the Fiserv Merger to the holders of IMSG Common Stock. If you choose to exercise those rights and do so properly, you will be entitled to obtain payment of the fair value of your shares if and when the Fiserv Merger is effectuated. It is very important that you review your rights in detail. If you choose to exercise your dissenters’ rights, you must carefully follow certain procedures set out in this Proxy Statement or you may permanently lose your right to exercise dissenters’ rights.

Certain U.S. Federal Income Tax Consequences (page 27)	The Fiserv Merger will be a taxable transaction for all United States taxpayers who hold shares of IMSG Common Stock. If you are a United States taxpayer, any gain you recognize will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted basis of the shares of IMSG Common Stock you own. Tax matters are complicated, and the tax consequences of the Fiserv Merger to any particular IMSG shareholder will depend on the shareholder’s particular tax situation. You should consult your own tax advisor regarding the tax consequences of the Fiserv Merger to you.

Conduct of IMSG’s Business Prior to the Fiserv Merger (page 31)	IMSG has agreed that, except as otherwise contemplated by the Merger Agreement, IMSG, including its subsidiaries, will use commercially reasonable efforts to conduct its operations in its ordinary and usual course of business.

No Solicitation (page 31)	IMSG has agreed, subject to limited exceptions set forth in the Merger Agreement, not to initiate or engage in discussions with any other party about a business combination with the other person or provide any nonpublic information to any other person prior to the termination of the Merger Agreement.

Shareholders’ Meeting (page 32)	IMSG has agreed to use commercially reasonable efforts to convene the Special Meeting as soon as practicable. Under the Merger Agreement, IMSG’s Board of Directors is required to recommend the approval of the Merger Agreement and the Fiserv Merger by the shareholders at the Special Meeting, unless it complies with certain requirements under the Merger Agreement. The IMSG Board may not withdraw, or modify in a manner adverse to Fiserv, its recommendation unless IMSG has complied with the nonsolicitation covenants of the Merger Agreement and such withdrawal or modification is required under applicable law in order for the IMSG Board to comply with its fiduciary duties.

Conditions to Completion of the Fiserv Merger (page 33)

A number of conditions must be satisfied or waived before the Fiserv Merger will be completed, including, among others:

•   the absence of any order, decree or injunction that prevents or materially delays the completion of the Fiserv Merger or materially limits Fiserv Solution’s ability to exercise full rights of ownership of IMSG or its assets or business;

•   the approval of the Merger Agreement and the Fiserv Merger by (i) the holders of a majority of the outstanding shares of IMSG Common Stock and (ii) the holders of at least 50.01% of the outstanding shares of IMSG Common Stock not owned or controlled by the Principal Shareholders;

• the accuracy of the respective representations and warranties of IMSG and Fiserv, subject to materiality exceptions;

• the fulfillment in all material respects of the covenants of IMSG and Fiserv under the Merger Agreement; and

•   the absence of any action or proceeding arising by reason of the Fiserv Merger which is reasonably likely to have a material adverse effect on any party or prevent the consummation of the Fiserv Merger.

Termination of the Merger Agreement (page 34)	Fiserv and IMSG may mutually agree to terminate the Merger Agreement at any time. In addition, either Fiserv or IMSG may terminate the Merger Agreement if specified events do or do not occur. These events include:

• if the Fiserv Merger is not completed by October 9, 2003, other than as a result of the failure by the party proposing to terminate the Merger Agreement to perform its obligations;

• if a court or governmental body permanently prohibits the Fiserv Merger or a proceeding for it to do so is pending on and after April 9, 2004;

• if the IMSG shareholders fail to approve the Merger Agreement and the Fiserv Merger at the Special Meeting; or

• if a party has materially breached any of its representations, warranties or obligations and the other party has not materially breached its obligations under the Merger Agreement.

Fiserv may also terminate the Merger Agreement if:

• IMSG has materially breached its nonsolicitation covenants under the Merger Agreement;

• the IMSG Board of Directors has recommended to the IMSG shareholders, approved, accepted or entered into an agreement regarding an alternative transaction;

• the IMSG Board of Directors has withdrawn or modified in a manner adverse to Fiserv its recommendation of the Fiserv Merger; or

•   a tender offer or exchange offer for 15% or more of the IMSG Common Stock is commenced and IMSG’s Board of Directors, within ten business days thereafter, fails to recommend against acceptance thereof or takes no position with respect thereto.

IMSG may also terminate the Merger Agreement under certain circumstances if the IMSG Board of Directors reasonably determines in good faith, after consultation with its legal and financial advisors, that an alternative transaction is more favorable to IMSG’s shareholders than the Fiserv Merger.

Termination Payment (page 35)	IMSG must pay Fiserv a termination fee of $1,200,000 if the Merger Agreement is terminated under certain circumstances including: (i) the failure of IMSG’s shareholders to approve the Merger Agreement and the Fiserv Merger at the Special Meeting and IMSG entering into an agreement for, or consummating, an alternative transaction within twelve months of termination of the Merger Agreement; (ii) IMSG materially breaching its nonsolicitation covenants under the Merger Agreement, the IMSG Board of Directors recommending an alternative transaction, a withdrawal or modification by the IMSG Board of Directors in a manner adverse to Fiserv of its recommendation of the Fiserv Merger, the IMSG
Board of Directors failing to recommend against, or taking no position with respect to, certain tender offers or exchange offers, and in any such event IMSG entering into an agreement for, or consummating, an alternative transaction within twelve months of termination of the Merger Agreement; or (iii) the IMSG Board of Directors
authorizing IMSG to enter into an agreement concerning an alternative transaction or
IMSG entering into an alternative transaction if the IMSG Board reasonably determines in good faith, after consultation with its legal and financial advisors, that the alternative transaction is more favorable to IMSG shareholders than the Fiserv
Merger. These circumstances are described in detail in “The Merger Agreement—
Termination Payment; Expenses.”

APPENDICES

APPENDIX A:  AGREEMENT AND PLAN OF MERGER

APPENDIX B:  OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

APPENDIX C:  AGREEMENT TO FACILITATE MERGER

APPENDIX D:  FLORIDA DISSENTERS’ RIGHTS STATUTES

QUESTIONS AND ANSWERS

ABOUT THE SPECIAL MEETING

Q.	Who is soliciting my proxy?

A.	The Board of Directors of Insurance Management Solutions Group, Inc. (“IMSG”).

Q.	When and where is the Special Meeting being held?

A.	The Special Meeting is being held at 3:00 p.m., local time, on Tuesday, September 23, 2003, at IMSG’s offices, 801 94th Avenue North, St. Petersburg, Florida.

Q.	What am I being asked to vote upon at the Special Meeting?

A.	You are being asked to vote to approve the Merger Agreement entered into among Fiserv, Fiserv Solutions, Fiserv Merger Sub and IMSG and the Fiserv Merger contemplated thereby. In the Fiserv Merger, Fiserv Merger Sub, a wholly-owned subsidiary of Fiserv Solutions, will be merged with and into IMSG. After the Fiserv Merger is completed, IMSG, which will be the company surviving the Fiserv Merger, will be a wholly-owned indirect subsidiary of Fiserv.

Q.	Why is IMSG proposing to merge?

A.	The Board of Directors of IMSG has thoroughly considered the advantages and disadvantages of the proposed Fiserv Merger. As described in greater detail in this Proxy Statement, the Board of Directors believes that it is in the best interests of IMSG and its shareholders to complete the Fiserv Merger. The IMSG Board of Directors has considered, among other factors, IMSG’s historical and projected financial performance, the highly competitive nature of the industry in which IMSG competes and IMSG’s position in that industry, the increased costs of operating as an independent public company, the decline in IMSG’s volume of outsourcing business and the difficulty of further reducing costs in the short run to mitigate the losses in revenues resulting therefrom, the market price of IMSG Common Stock and the merger consideration, the fairness opinion rendered by Houlihan Lokey, prior offers and negotiations with third parties, the terms of the Merger Agreement, the availability of dissenters’ rights, and the likelihood of closing the Fiserv Merger. Based on its consideration of these and other factors, the IMSG Board believes that IMSG would not be able to compete effectively in this industry in the future as an independent company and that the Fiserv Merger is fair to, and in the best interests of, IMSG and its shareholders.

Q.	What will I receive in the Fiserv Merger for each of my shares of IMSG Common Stock?

A.	If the Fiserv Merger is completed, you will receive $3.30 in cash for each of your shares of IMSG Common Stock (unless you are a Principal Shareholder, in which case you will receive $3.26 in cash for each of your shares of IMSG Common Stock). No interest will be paid on this amount. Under some circumstances, this amount could be reduced by stock transfer and withholding taxes applicable to you.

Q.	Has the Board of Directors obtained a “fairness opinion” in connection with the Fiserv Merger?

A.	Yes. The Board of Directors has obtained an opinion dated April 4, 2003 from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., an independent investment banking firm, that the consideration to be received by the IMSG shareholders other than the Principal Shareholders in the Fiserv Merger is fair to those shareholders from a financial point of view.

Q.	What is the determination and recommendation of the IMSG Board of Directors with respect to the Fiserv Merger?

A.

The IMSG Board of Directors unanimously determined that the terms of the Merger Agreement and the Fiserv Merger are advisable and fair to, and in the best interests of, IMSG and its shareholders and has unanimously approved the Merger Agreement and the Fiserv Merger. The IMSG Board of Directors unanimously recommends that the shareholders of IMSG vote “FOR” the approval of the Merger Agreement and the Fiserv Merger.

Q.	Will shareholders have dissenters’ rights?

A.	Yes. You will have the right to dissent from the proposed Fiserv Merger and to receive payment for the “fair value” of your shares of IMSG Common Stock, as provided by Florida state law. To exercise your dissenters’ rights, you must follow the detailed procedures set forth in the Florida Business Corporation Act. See “Dissenters’ Rights.”

Q.	What vote is required for IMSG shareholders to approve the Merger Agreement and the Fiserv Merger?

A.	Approval of the Merger Agreement and the Fiserv Merger requires both (i) the affirmative vote of the holders of a majority of the shares of IMSG Common Stock outstanding on the Record Date and (ii) the affirmative vote of the holders of at least 50.01% of the shares of IMSG Common Stock outstanding on the Record Date that are not owned or controlled by the Principal Shareholders. Failures to vote, abstentions and broker non-votes will not be deemed to be cast either “FOR” or “AGAINST” the Merger Agreement and the Fiserv Merger. However, because approval of the Merger Agreement and the Fiserv Merger requires the affirmative vote of the holders of a majority of the outstanding shares of IMSG Common Stock and the holders of at least 50.01% of the shares of IMSG Common Stock that are not owned or controlled by the Principal Shareholders, failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Agreement and the Fiserv Merger. In connection with the Merger Agreement, the Principal Shareholders, which collectively beneficially own approximately 68.2% of the outstanding shares of IMSG Common Stock, entered into an Agreement to Facilitate Merger with Fiserv, pursuant to which they have agreed to vote their shares of IMSG Common Stock in favor of approval of the Merger Agreement and the Fiserv Merger. See “The Fiserv Merger—Interests of Certain Persons in the Merger—Agreement to Facilitate Merger.”

Q.	What should I do now?

A.	Please carefully read this Proxy Statement, then mail your signed and dated proxy card in the enclosed envelope, as soon as possible, so that your shares of IMSG Common Stock will be represented at the Special Meeting. If you sign and send in your proxy and do not indicate how you want to vote, IMSG will count your proxy as a vote in favor of approval of the Merger Agreement and the Fiserv Merger. If you abstain from voting or do not vote your shares by proxy or in person, it will have the same effect as a vote against approval of the Merger Agreement and the Fiserv Merger.

Q.	Should I send in my stock certificates now?

A.	No. Please do not send in your stock certificates with your proxy card. If the Fiserv Merger is completed, you will receive written instructions for exchanging your IMSG stock certificates for cash.

Q.	Can I revoke or change my vote after I have mailed a signed proxy card?

A.	Yes. You can change your vote in one of three ways at any time before your proxy is used:

•	You can revoke your proxy by sending a written notice to the Corporate Secretary of IMSG stating that you would like to revoke your proxy;

•	You can complete and submit a new, later-dated proxy card; or

•	You can attend the Special Meeting and vote in person. (You will not revoke your proxy simply by attending the Special Meeting unless you complete a ballot.)

You cannot change your vote by fax or telephone. If you have instructed a broker to vote your shares, then you must follow directions received from your broker to change your vote.

Q.	How are shares held in “street name” by my broker or nominee voted?

A.	A broker or nominee will vote shares nominally held in its name (or in what is commonly called “street name”) only if you provide the broker or nominee with written instructions on how to vote. Without such instructions such shares will not be voted. If you hold shares in this manner, we urge you to instruct your broker or nominee in writing to vote shares held in street name for the Merger Agreement and the Fiserv Merger.

Q.	What if I don’t send back a proxy card or vote my shares in person at the Special Meeting?

A.	If you don’t return your proxy card or vote your shares in person at the Special Meeting, each share of your IMSG Common Stock will be treated as a vote against approval of the Merger Agreement and the Fiserv Merger.

Q.	Will I owe taxes as a result of the Fiserv Merger?

A.	The Fiserv Merger will be a taxable transaction for all United States taxpayers who hold shares of IMSG Common Stock. If you are a United States taxpayer, any gain you recognize will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of the shares of IMSG Common Stock you own. You should consult your tax advisor on how specific tax consequences of the Fiserv Merger apply to you.

Q.	When do you expect the Fiserv Merger to be completed?

A.	IMSG and Fiserv are working to complete the Fiserv Merger as quickly as possible. If IMSG shareholders approve the Merger Agreement and the Fiserv Merger at the Special Meeting, then IMSG and Fiserv expect to complete the merger shortly after the Special Meeting.

Q.	Who can help answer my questions?

A.	If you have questions about the Merger Agreement or the Fiserv Merger, including how to complete and return your proxy card, or if you need additional copies of this Proxy Statement or the enclosed proxy card, you should contact David M. Howard, Chairman of the Board, President and Chief Executive Officer of IMSG, at:

Insurance Management Solutions Group, Inc.

801 94th Avenue North

St. Petersburg, FL 33702

(727) 803-2040

ITEM 1.    APPROVAL OF MERGER AGREEMENT AND THE FISERV MERGER

At the Special Meeting, holders of IMSG Common Stock will be asked to consider and vote upon a proposal to approve the merger of IMSG with a wholly-owned indirect subsidiary of Fiserv pursuant to the Merger Agreement. A copy of the Merger Agreement (without exhibits and schedules) is attached as Appendix A to this Proxy Statement. See “The Merger Agreement.” Pursuant to the applicable provisions of the Florida Business Corporation Act (the “FBCA”) and the Merger Agreement, IMSG is required to obtain the affirmative vote of the holders of a majority of the outstanding shares of IMSG Common Stock approving the Merger Agreement and the Fiserv Merger prior to consummating such transaction. In addition, the Merger Agreement provides, as a condition to consummating the Fiserv Merger, that the Merger Agreement and the Fiserv Merger be approved by at least 50.01% of the issued and outstanding shares of IMSG Common Stock that are not owned or controlled by the Principal Shareholders. The Principal Shareholders own, as of the Record Date, an aggregate of 8,354,884 shares, or approximately 68.2% of the total issued and outstanding shares, of IMSG Common Stock. Pursuant to an Agreement to Facilitate Merger between Fiserv and the Principal Shareholders, the Principal Shareholders have agreed to vote all of such shares “FOR” the approval of the Merger Agreement and the Fiserv Merger.

THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE FISERV MERGER (SUBJECT TO SHAREHOLDER APPROVAL) AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE FISERV MERGER.

THE FISERV MERGER

General

The Merger Agreement, which was executed and delivered by IMSG, Fiserv and the other parties thereto on April 9, 2003, provides for the merger of Fiserv Merger Sub with and into IMSG. At the effective time of the Fiserv Merger, the separate existence of Fiserv Merger Sub will cease, and IMSG, as the surviving corporation, will continue to exist under, and be governed by, the FBCA. The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of IMSG will continue to be the Articles of Incorporation and Bylaws of the surviving corporation until amended in accordance with the provisions thereof and applicable law.

Parties to the Fiserv Merger

IMSG

IMSG is a Florida corporation organized in 1996. IMSG, through its wholly-owned subsidiaries, Insurance Management Solutions, Inc. and Colonial Claims Corporation, provides comprehensive policy and claims outsourcing services to the P&C insurance industry, with an emphasis on providing these services to the flood insurance market. IMSG Common Stock currently trades on the OTC Bulletin Board under the symbol INMG.OB. IMSG’s principal executive offices are located at 801 94th Avenue North, St. Petersburg, Florida 33702.

Fiserv

Fiserv is a leading technology resource for information management systems used by the financial industry. Fiserv, a Wisconsin corporation, was formed on July 31, 1984, through the combination of two major regional data processing firms located in Milwaukee, Wisconsin and Tampa, Florida. These firms—First Data Processing of Milwaukee and Sunshine State Systems of Tampa—began their operations in 1964 and 1971, respectively, as the data processing operations of their parent financial institutions. Historically, operations were expanded by developing a range of services for these parent organizations as well as other financial institutions. Since its organization in 1984, Fiserv has grown through the continuing development of highly specialized services and product enhancements, the addition of new clients and the acquisition of firms complementing the Fiserv organization.

With its principal executive offices located at 255 Fiserv Drive, Brookfield, Wisconsin 53045, Fiserv provides information management technology and related services to banks, broker-dealers, credit unions, financial planners and investment advisers, insurance agents and companies, leasing companies, mortgage lenders and savings institutions. Fiserv operates centers nationwide for full-service financial data processing, software system development, item processing and check imaging, technology support and related product businesses. In addition, Fiserv has business support centers in Argentina, Australia, Columbia, Indonesia, the Philippines, Poland, Singapore and the United Kingdom.

Fiserv Solutions is a Wisconsin corporation and a wholly-owned subsidiary of Fiserv. It is the principal operating subsidiary of Fiserv. Fiserv Merger Sub is a Florida corporation and a wholly-owned subsidiary of Fiserv Solutions. It was formed solely for purposes of consummating the Fiserv Merger and has no prior operating history.

Background of the Merger Agreement and the Fiserv Merger

From the middle of 2001 through early 2002, IMSG received a number of unsolicited indications of interest from third parties regarding potential transactions involving either an acquisition of IMSG as a whole or the purchase of some portion of IMSG’s policy and claims administration services business. The IMSG Board of Directors instructed David M. Howard, President and Chief Executive Officer of IMSG, to lead a process of evaluating such potential transactions. During this period, IMSG entered into discussions or preliminary negotiations with several of these unaffiliated third parties, none of which resulted in a definitive agreement.

During January 2002, IMSG engaged in informal discussions with BIG regarding a potential purchase of IMSG by BIG. BIG’s management indicated that due to BIG’s liquidity position and other issues, BIG was not interested in pursuing an acquisition of IMSG at that time.

At a regularly-scheduled meeting held on January 30, 2002, the Board determined that it was appropriate to consider strategic alternatives for IMSG, including selling IMSG, selling certain assets of IMSG, a debt or equity financing and/or a going-private transaction. To help ensure that potential strategic alternatives were evaluated and negotiations were conducted in the best interests of IMSG’s shareholders and without conflicts of interests, the Board established a Special Committee. The Special Committee was granted the power and authority to do any and all things deemed necessary or advisable to evaluate potential strategic alternatives and negotiate and approve or disapprove of the terms thereof, including the power to select and retain professional advisors at IMSG’s expense.

The Special Committee was originally comprised of five members, John A. Grant, Jr., William D. Hussey, John S. McMullen, Alejandro M. Sanchez and E. Ray Solomon, all directors of IMSG who were not affiliated with BIG and who were not officers or employees of IMSG. Mr. McMullen was appointed as Chairman of the Special Committee. Mr. Sanchez resigned as a director of IMSG on May 21, 2002 to pursue other interests. Mr. Hussey resigned as a director of IMSG on January 7, 2003 for health reasons.

Following the formation of the Special Committee, IMSG proceeded to contact potential buyers of the flood processing services portion of IMSG’s business. At least six entities, including Fiserv, expressed an interest in pursuing the possible acquisition of this portion of IMSG’s business. Three of these entities, including Fiserv, made due diligence visits to IMSG and submitted written indications of interest for the purchase of IMSG’s flood processing services business, ranging in present value from $25.0 million to $31.0 million. In addition, during this time, BIG began exploring the possible sale of its flood insurance book of business, which then represented IMSG’s largest source of revenue.

The Special Committee held a number of meetings from mid-February to mid-March 2002, during which the Special Committee considered the retention of financial advisors, retained Fowler White Boggs Banker P.A. as its independent legal counsel, and considered various possible strategic alternatives for IMSG, including the sale of IMSG’s flood processing services business to an unaffiliated third party and a going-private transaction. The Special Committee also reviewed in detail IMSG’s various relationships with BIG and its affiliates (collectively referred to, for purposes of this section only, as “BIG”), focusing on the fact that BIG was both IMSG’s majority shareholder and largest customer. Based upon the relationships between IMSG and BIG, the Special Committee noted that it would be unrealistic for the Special Committee to proceed with any strategic alternative that was not supported by BIG.

In March 2002, the Special Committee identified and Mr. McMullen, the Chairman of the Special Committee, interviewed three firms to serve as its financial advisor. Based upon its review of the credentials of and interviews with each of the candidates, on March 27, 2002 the Special Committee selected Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to serve as its independent financial advisor.

Beginning in March 2002, representatives of BIG engaged in discussions with representatives of the Special Committee as to a possible transaction with BIG, including the potential terms on which BIG might purchase the shares of IMSG Common Stock held by persons other than the Principal Shareholders or support a transaction between IMSG and an unaffiliated third party which would result in a transfer by the Principal Shareholders of all of their shares of IMSG Common Stock to such third party. These discussions continued until May 2002, at which time BIG advised IMSG that it was not interested, at that time, in pursuing further discussions as to the terms of any proposal pursuant to which BIG would purchase the shares of IMSG Common Stock owned by persons other than the Principal Shareholders (the “Public Shares”), but remained committed to considering terms upon which it would support a transaction involving the sale of all of the shares of IMSG Common Stock held by the Principal Shareholders to a third party.

On April 3, 2002, Mr. Howard and Robert M. Menke, the Chairman of BIG and a member of IMSG’s Board, met with representatives of Fiserv, which had expressed a possible interest in acquiring the flood processing services business of IMSG for a purchase price of approximately $17.5 million, plus a contingent payment of up to $7.5 million one year later based upon post-closing business retention. After this meeting, no further negotiations took place with Fiserv until late October 2002.

On May 3, 2002, IMSG received a general, non-binding letter of intent from a third party interested in acquiring IMSG’s flood processing services business for a suggested purchase price between $29.5 million and $31.0 million. The letter of intent contained a number of provisions which were of concern to both management of IMSG and the Special Committee, including a provision that would prevent IMSG from continuing or initiating discussions regarding the sale of IMSG or IMSG’s flood processing services business with anyone other than the party to the letter of intent. Following the receipt of this letter of intent, management of IMSG discussed at length a possible transaction with the party proposing the letter of intent. At a meeting on May 15, 2002, the Special Committee reviewed the terms contained in the letter of intent and concluded that it was not in the best interests of IMSG and its shareholders to execute the letter of intent in its then current form. The Special Committee instructed Mr. Howard to continue discussions with the interested party on behalf of IMSG and to keep the Special Committee fully apprised of any developments.

IMSG received a letter dated May 13, 2002 from another third party expressing its interest in a possible acquisition of all of the outstanding shares of IMSG Common Stock in a stock-for-stock merger transaction pursuant to which shares of IMSG Common Stock would be valued at $3.75 per share. In discussions with this third party, Mr. McMullen was advised that this potential acquiror was interested in an acquisition of IMSG as a part of the potential acquiror’s attempts to purchase the flood insurance book of business owned by BIG.

In May 2002, Mr. McMullen, Chairman of the Special Committee, held additional discussions with both potential third-party purchasers in an attempt to reach an agreement on price and other significant terms. At a meeting of the Special Committee held on May 23, 2002, Mr. McMullen advised the Special Committee that both potential acquirors had conducted substantial due diligence with respect to IMSG and its business and expected to complete their due diligence efforts in the near future. The Special Committee instructed Mr. McMullen and Mr. Howard to continue IMSG’s efforts to reach agreement on price and terms with such potential third-party purchasers.

By the end of June 2002, however, the Special Committee’s efforts to reach an agreement on price and terms with the potential acquiror of all of the outstanding shares of IMSG Common Stock broke down because the potential acquirer was unable, based upon its continuing due diligence, to arrive at a determination of the value of IMSG in the range then under discussion.

On July 12, 2002, the Special Committee discussed the progress that had been made to date by Mr. McMullen and Mr. Howard in their continued discussions with the potential acquiror of IMSG’s flood processing services business. Mr. Howard advised the Special Committee that this potential acquiror of IMSG’s flood processing services business had recognized the need to coordinate its acquisition efforts with the potential acquiror of BIG’s flood insurance book of business, since the acquiror of the flood book would become the largest customer of the acquiror of IMSG’s flood processing services business. Mr. Howard noted that the potential acquiror of BIG’s flood insurance book of business had expressed some reservations regarding the acquisition of IMSG’s flood processing services business by the potential acquiror. These reservations related primarily to the potential acquiror’s lack of prior processing experience.

The potential acquiror of IMSG’s flood processing services business informed IMSG that it would likely be unable to reach an agreement with the party attempting to acquire BIG’s flood insurance book of business. Consequently, the Special Committee reviewed its other alternatives, noting that there were no other third-party purchasers that continued to express an interest in acquiring IMSG or its flood processing services business. The Special Committee further determined that it would be unlikely to find a third-party purchaser for IMSG or its flood processing services business in light of the fact that it appeared likely that BIG would enter into an agreement to sell its flood insurance book of business. Accordingly, the Special Committee reviewed the strategic alternatives reasonably available to it and concluded that it should again explore a possible going-private transaction with BIG. Following its July 12, 2002 meeting, the Special Committee again asked BIG to consider a possible going-private transaction.

During July 2002, discussions began between representatives of BIG and representatives of the Special Committee regarding the possibility of a self-tender offer by IMSG for the Public Shares, including the offer price and probability of closing such tender offer. By letter dated July 17, 2002, BIG advised the Special Committee that it would be prepared to support a self-tender offer by IMSG at $3.00 per share and would commit not to tender any shares owned by BIG, subject to certain conditions. Subsequent to the delivery of BIG’s July 17 letter to the Special Committee, representatives of BIG from time to time held discussions with representatives of the Special Committee regarding the July 17 letter and the potential terms upon which BIG might support a self tender.

On August 16, 2002, IMSG announced an intention to commence a cash tender offer for all of the then-outstanding shares of IMSG Common Stock at a price of $3.08 per share, net to the seller in cash. The tender offer was to have been made pursuant to an Agreement and Plan of Merger, dated August 15, 2002 (the “BIG Agreement”), by and among IMSG, BIG and certain direct and indirect subsidiaries of BIG. Pursuant to the BIG Agreement, BIG and certain of its subsidiaries had agreed not to tender their shares of IMSG Common Stock in response to the tender offer. Also pursuant to the BIG Agreement, IMSG agreed to loan BIG and/or Bankers Underwriters, Inc., a wholly-owned subsidiary of BIG (“BUI”), up to $7.0 million under a revolving line of credit (the “Line of Credit”), secured by the insurance flood book of BUI. Houlihan Lokey was retained by the Special Committee specifically to analyze the fairness to the holders of Public Shares, from a financial point of view, of the proposed purchase price in the self-tender offer and follow-on merger, as well as the fairness, from a financial point of view, of the financial terms of the Line of Credit.

In late October 2002, IMSG was contacted by Fiserv regarding its potential interest in acquiring IMSG or its business. Thereafter, the Special Committee of IMSG’s Board of Directors determined that it would be appropriate to further investigate this possibility. On October 29, 2002, Mr. McMullen and Mr. Howard met with Curt Lund, Vice President of Fiserv and President of National Flood Services, Inc. (“NFS”), a Fiserv subsidiary, to discuss Fiserv’s interest in acquiring IMSG.

On October 31, 2002, after several days of negotiations, Fiserv delivered to IMSG an executed non-binding proposal, which contemplated the acquisition by Fiserv of all of the outstanding shares of IMSG Common Stock (including the shares held by the Principal Shareholders) for $3.40 per share, subject to the following conditions: (i) at closing, IMSG would have a cash balance of $26,500,000, and any shortfall would be made up from the proceeds otherwise to be received by the Principal Shareholders; (ii) FNF would agree to enter into a vendor agreement with NFS under similar terms to the then-current agreement between BIG and IMSG; (iii) Fiserv would be adequately protected and/or assured that it would be protected against any existing lawsuits or lawsuits arising out of this transaction; and (iv) normal due diligence procedures would be completed by Fiserv. In early November 2002, Mr. McMullen met with Mr. Menke, on behalf of BIG, who indicated that BIG was not prepared to commit to the cash balance guaranty or the indemnity requirements contemplated by the proposal.

Thereafter, on November 21, 2002, the Board of Directors of IMSG, upon the recommendation of the Special Committee, withdrew its approval of, and IMSG terminated its intent to commence, the tender offer. IMSG, the Special Committee and the Board of Directors took these actions because the Special Committee and the Board of Directors each concluded that termination of the tender offer and the BIG Agreement was in the best interests of IMSG and its shareholders and was required by its fiduciary duties. In reaching this conclusion, the Special Committee and the Board of Directors considered, among other things: (a) IMSG’s ongoing negotiations with Fiserv regarding its possible acquisition of IMSG or its business; (b) the results of further due diligence undertaken by the Special Committee based upon information not available to the Special Committee at the time it first determined to recommend approval of the tender offer; (c) ongoing concerns regarding whether IMSG would have sufficient cash available in the event it proceeded with the tender offer; and (d) the fact that, on October 15, 2002, BIG had executed an agreement with Fidelity National Financial, Inc. (“FNF”), pursuant to which FNF would acquire First Community Insurance Company (“FCIC”), a subsidiary of BIG and a fifty-state licensed insurance carrier, and certain assets of BIG, including the rights to issue new and renewal flood insurance policies underwritten by BIG and certain of its subsidiaries.

During November and early December 2002, Fiserv performed extensive due diligence with respect to IMSG and met with FNF to negotiate the terms of a service agreement to be entered into in the event Fiserv was to acquire IMSG.

In mid-December 2002, Fiserv revised its non-binding proposal as follows: (i) the offer price was reduced to $3.30 per share; (ii) at closing, IMSG would be required to have a net worth of $31,500,000, with any shortfall to be made up out of the proceeds otherwise to be received by BIG pursuant to the transaction; (iii) BIG would indemnify Fiserv for all lawsuits relating to IMSG’s initial public offering or in which BIG is a named defendant; (iv) Fiserv would obtain a perpetual software license for software utilized by IMSG; and (v) the definitive agreement would contain a non-compete agreement relating to flood insurance processing. In late December 2002, after extensive negotiations, BIG and Fiserv reached a tentative agreement regarding certain obligations of BIG in connection with the proposed transaction. During this time, IMSG and Fiserv continued to negotiate the terms of the proposed Merger Agreement.

On January 3, 2002, BIG consummated the sale of FCIC and certain assets of BIG, including, the rights to issue new and renewal flood insurance policies underwritten by BIG and certain of its subsidiaries, to FNF. The transaction involved more than 360,000 flood insurance policies originated through a nationwide network of approximately 10,000 independent agents in conjunction with the National Flood Insurance Program. At the time of consummation of this transaction between BIG and FNF, IMSG received payment in full of all amounts due and owing (approximately $6.7 million) from BIG under the Line of Credit established by IMSG in favor of BIG and BUI in August 2002.

Effective as of the consummation of the foregoing transaction between BIG and FNF, IMSG entered into a new Service Agreement with FCIC, now a wholly-owned subsidiary of FNF, pursuant to which IMSG continues to provide policy administration, claims administration, data processing and other related services to FCIC in connection with FCIC’s WYO Flood Insurance Program. FCIC’s WYO Program currently consists solely of the flood insurance book of business previously administered by IMSG on behalf of BIG. The Audit Committee of the Board of Directors of IMSG approved the new Service Agreement with FCIC on December 26, 2002.

On January 6, 2003, Mr. Howard informed the Special Committee that he believed Fiserv’s offer to be the best proposal that had been presented to the Special Committee since its formation and that, in his opinion, no one was going to offer more for IMSG in the foreseeable future than Fiserv was currently offering. In addition, he informed the Special Committee that Fiserv had indicated that it would cease its efforts to acquire IMSG if the definitive terms of a transaction were not reached in the near future. Thereafter, IMSG and Fiserv continued to negotiate the terms of the proposed Merger Agreement.

On January 20, 2003, the Special Committee determined that (i) the price under discussion was within an acceptable range of values for IMSG, (ii) any delay in the current negotiations with Fiserv would cause Fiserv to discontinue negotiations, and (iii) the Special Committee was of the opinion that IMSG should concentrate on its discussions with Fiserv to see if an acceptable transaction could be negotiated. In addition, the Special Committee unanimously determined that, in light of the fact that no material independence or conflict issues were apparent in allowing the full Board to carry out the current merger negotiations with Fiserv, all further discussions and negotiations should be directed by and under the supervision of the full Board. In reaching this conclusion, the Special Committee considered, among other things, (1) the fact that it was no longer considering a possible going private transaction, (2) the fact that it believed the interests of IMSG and BIG with respect to the negotiation of the terms of the proposed merger agreement with Fiserv were substantially similar, (3) the importance of negotiating the proposed merger agreement and related documentation on a timely basis, (4) the continuing existence of the Special Committee in the event any material conflicts of interest between IMSG and BIG arose in the course of the ongoing negotiations, and (5) the costs associated with the Special Committee continuing to meet as a separate body. On January 20, 2003, the Board unanimously authorized management of IMSG to continue its negotiations with Fiserv. The Board also determined to maintain the Special Committee in the event any material conflicts of interest between IMSG and BIG arose in the course of the ongoing negotiations with Fiserv.

At its January 20, 2003 meeting, the Board discussed the engagement of an investment banking firm to render a fairness opinion regarding the consideration to be received by the shareholders of IMSG (other than the Principal Shareholders) in the proposed Fiserv Merger. After reviewing the credentials of, and the results of the interviews with, three firms, the Board selected Houlihan Lokey primarily because of its experience and expertise in performing valuation and fairness analyses.

During February and March 2003, Fiserv continued to negotiate the terms of the Merger Agreement and related documentation with IMSG and the Agreement to Facilitate Merger with BIG.

At a Special Meeting held March 28, 2003, the Board received an in-depth presentation of Houlihan Lokey regarding its fairness opinion in connection with the proposed Fiserv Merger. Representatives of Houlihan Lokey stated that, in Houlihan Lokey’s opinion, the consideration of $3.30 per share to be received by the holders of IMSG Common Stock (other than the Principal Shareholders) pursuant to the proposed Fiserv Merger was fair, from a financial point of view. Thereafter, the Board unanimously authorized management to move forward with the finalizing of the Merger Agreement and all related documentation. Houlihan Lokey subsequently delivered its written opinion to the Board on April 4, 2003.

On April 7, 2003, after extensive discussions with IMSG management and its legal advisors regarding the terms of the Merger Agreement and the directors’ legal duties and responsibilities, the Board unanimously approved the Merger Agreement and the Fiserv Merger and determined that the Fiserv Merger is advisable, fair to and in the best interests of IMSG’s shareholders. IMSG and Fiserv subsequently executed the Merger Agreement on April 9, 2003.

IMSG’s Reasons for the Fiserv Merger; Recommendation of the Board Of Directors

THE BOARD OF DIRECTORS OF IMSG BELIEVES THAT THE FISERV MERGER IS IN THE BEST INTERESTS OF IMSG AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE FISERV MERGER AND RECOMMENDS THAT IMSG’S SHAREHOLDERS VOTE FOR THE APPROVAL THEREOF.

As described above under “Background of the Merger Agreement and the Fiserv Merger,” the decision of the Board of Directors to approve the Merger Agreement and the Fiserv Merger followed months of exploring and analyzing the advantages and disadvantages of merging or otherwise selling IMSG. In evaluating the Merger Agreement and the Fiserv Merger, the members of the IMSG Board relied upon their knowledge of the business, financial condition and prospects of IMSG, as well as the advice of IMSG’s legal and financial advisors. In making its recommendation to the shareholders of IMSG, the Board of Directors considered the following factors, which were determined by the Board to materially favor a decision to consummate the Fiserv Merger:

•	Historical and Projected Financial Performance. The Board considered IMSG’s recent financial performance. The Board also considered the fact that, as a result of the Fiserv Merger, existing shareholders would be unable to benefit from any future growth of IMSG. In this regard, the Board considered the decline in IMSG’s volume of outsourcing business and the difficulty of further reducing costs in the short run to mitigate the losses in revenues resulting therefrom.

•	Industry Trends and Competitive Conditions. The Board considered its belief that IMSG may be unable to compete effectively in the increasingly competitive flood insurance outsourcing services market without combining with a larger organization with more resources and greater market presence. Over the past year, the number of competitors in the market for flood insurance outsourcing services—IMSG’s principal market—has been reduced due to several consolidating acquisitions by certain principal competitors. During the same period, entire books of business and related flood insurance policies were sold from one carrier to another as certain carriers exited the flood insurance market. This reduction in the number of carriers writing flood insurance policies would likely make it more difficult for IMSG to attract new customers for its flood insurance outsourcing services.

•	Increased Costs of Being a Public Company. The Board considered the costs of remaining an independent public company, including the increased costs of compliance related to the recent corporate governance rules adopted or proposed by the Securities and Exchange Commission and Nasdaq, auditing fees and directors’ and officers’ insurance.

•	Market Price and Premium. In evaluating the consideration payable to IMSG shareholders (other than the Principal Shareholders) pursuant to the Fiserv Merger, the Board of Directors noted that it represents a premium of approximately 18.9% to the average closing market price of IMSG Common Stock for the twenty trading days immediately prior to the announcement by IMSG, on April 9, 2003, of the execution of the Merger Agreement.

•	Houlihan Lokey Fairness Opinion. Prior to making its determination, the Board also received and considered the opinion of Houlihan Lokey that the consideration to be received in the Fiserv Merger by the shareholders of IMSG other than the Principal Shareholders is fair to those shareholders from a financial point of view, as of the date of the opinion. See “—Information Regarding Opinion of Houlihan Lokey.” The full text of the Houlihan Lokey opinion is attached as Appendix B to this Proxy Statement.

•	Prior Offers. The Board considered the prior offers and negotiations with third parties (both by the Board and the Special Committee thereof), and the failure of those negotiations to result in a superior binding offer, in its decision to approve and recommend the Merger Agreement and the Fiserv Merger. See “—Background of the Merger Agreement and the Fiserv Merger.”

•	Terms of the Merger Agreement. The Board considered the terms and conditions of the Merger Agreement, as well as the likelihood of consummating the Fiserv Merger, in reaching its determination.

•	Availability of Dissenters’ Rights. The Board of Directors also considered the fact that dissenters’ rights will be available to holders of IMSG Common Stock in connection with the Fiserv Merger. See “Dissenters’ Rights.”

•	Effect on Employees and Customers. As permitted under the FBCA, the Board considered the likely effects of the Fiserv Merger on IMSG’s employees and customers.

The Board of Directors also considered the following potentially material negative factors in its deliberations concerning the Fiserv Merger:

•	Limited Ability to Consider Unsolicited Business Combination Proposals. The Board considered the limited ability of IMSG under the Merger Agreement to provide information to, or enter into discussions with, other potential business combination partners who might make an unsolicited proposal to acquire IMSG.

•	Costs Associated with the Fiserv Merger. The Board also considered the significant costs required to complete the Fiserv Merger, especially in light of the need to obtain the shareholder approvals required under Florida law and the Merger Agreement.

•	Disruption of Operations. The Board evaluated the substantial management time and effort required to effectuate the Fiserv Merger and the related disruption to IMSG’s operations, including the disruption which would result if the Fiserv Merger were not consummated after the Merger Agreement had been entered into.

•	Inability to Benefit from Any Future Growth or Improved Operating Performance. The Board also considered the fact that, as a result of the Fiserv Merger, existing shareholders would be unable to benefit from any future growth or improved operating performance of IMSG, whether due to increased storm activity, increased business from existing customers or new customers, or any other factor.

•	Tax Effects of Fiserv Merger. The Board evaluated the likely tax effects of the Fiserv Merger on IMSG’s shareholders. See “—Certain U.S. Federal Income Tax Consequences.”

•	Potential Conflicts of Interest. The Board considered the fact that certain persons, including directors and officers of IMSG, have interests in the Fiserv Merger that are different from, or in addition to, those of IMSG shareholders generally. See “—Interests of Certain Persons in the Fiserv Merger.”

The Board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the potential advantages of the Fiserv Merger.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board. The Board of Directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered nor did it determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board of Directors, be impractical. In addition, individual members of the Board may have given different weight to different factors. Rather, the Board of Directors viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the Board.

Information Regarding Opinion of Houlihan Lokey

Opinion of Financial Advisor

The Board of Directors of IMSG retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to render an opinion as to the fairness, from a financial point of view, to the holders of IMSG Common Stock (other than the Principal Shareholders) of the consideration to be received by them in connection with the Fiserv Merger (the “Opinion”). Houlihan Lokey is a nationally-recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. Based upon a review of the credentials of, and interviews with, several candidates, IMSG selected Houlihan Lokey primarily because of its experience and expertise in performing valuation and fairness analyses. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in IMSG.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey in formulating its Opinion. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusions reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the IMSG Board of Directors, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the process underlying its analyses and opinions.

The consideration to be received by IMSG’s shareholders in connection with the Fiserv Merger consists of: (i) $3.30 per share in cash, without interest (“Public Shareholder Merger Consideration”), for all shares held by shareholders other than the Principal Shareholders; and (ii) $3.26 per share in cash, without interest, for all shares held by the Principal Shareholders. For purposes hereof, “Public Shareholders” refers to the shareholders of IMSG other than the Principal Shareholders.

The Opinion does not address IMSG’s underlying business decision to effect the Fiserv Merger and does not address the Principal Shareholders’ decision to accept consideration of $3.26 per share. The Opinion does not constitute, and should not be construed as, a recommendation to any shareholder as to how such shareholder should vote on the Fiserv Merger. Houlihan Lokey has not acted as IMSG’s financial advisor. The IMSG Board did not request, and accordingly, Houlihan Lokey did not undertake to negotiate any portion of the Merger Agreement or the Fiserv Merger, nor did Houlihan Lokey solicit alternative transactions.

THE COMPLETE TEXT OF HOULIHAN LOKEY’S WRITTEN OPINION TO THE IMSG BOARD OF DIRECTORS DATED APRIL 4, 2003, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE SHAREHOLDERS OF IMSG ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. THE ENGAGEMENT OF HOULIHAN LOKEY AND ITS OPINIONS ARE FOR THE BENEFIT OF THE BOARD. THE OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE PUBLIC SHAREHOLDER MERGER CONSIDERATION TO THE PUBLIC SHAREHOLDERS.

For purposes of formulating the Opinion, Houlihan Lokey: (i) reviewed IMSG’s Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002; (ii) reviewed income statement and balance sheet projections and other projected financial data provided by the management of IMSG (“Management”) on or subsequent to February 25, 2003 for the fiscal years 2003 through 2005, which Management represented to Houlihan Lokey to be its best estimate of IMSG’s future expectations; (iii) reviewed the Full Service Vendor Agreement between IMSG and First Community Insurance Company (“FCIC” or “Fidelity”) as filed as an exhibit to IMSG’s Current Report on Form 8-K, dated January 3, 2003; (iv) reviewed industry analyses from various sources; (v) met with certain members of Management to discuss the operations, financial condition, future prospects and projected operations and performance of IMSG, as well as the Fiserv Merger; (vi) reviewed drafts of documents pertaining to the Fiserv Merger, including the Merger Agreement and Agreement to Facilitate Merger, which Management attested were in substantially final form; (vii) reviewed the historical market prices and trading volume for IMSG’s publicly traded securities; (viii) reviewed certain other publicly available financial data for certain companies that it deemed comparable to

IMSG, and publicly available prices and premiums paid in other transactions that it considered similar to the Fiserv Merger; and (ix) conducted such other studies, analyses and inquiries as it deemed appropriate.

In assessing the fairness from a financial point of view of the Public Shareholder Merger Consideration to be received by the Public Shareholders in connection with the Fiserv Merger, Houlihan Lokey: (i) analyzed the trading value of IMSG’s publicly traded equity securities; (ii) independently valued the common equity of IMSG on a pre-transaction basis using widely accepted valuation methodologies; (iii) considered the fairness of the Fiserv Merger to the Public Shareholders from a financial point of view; and (iv) reviewed the valuation implications to the Public Shareholders of alternatives to the Fiserv Merger.

Independent Valuation of IMSG Common Stock

Houlihan Lokey independently analyzed the common equity of IMSG using widely accepted valuation methodologies. The current price of IMSG Common Stock, the Market Multiple Approach, the Comparable Transaction Approach, the Discounted Cash Flow Approach, and the Liquidation Approach were each considered as indications of value. Based on Houlihan Lokey’s analysis, it was determined that the Market Multiple Approach, the Discounted Cash Flow Approach and the Liquidation Approach were all valid indicators of value to varying degrees.

Current Stock Price

This approach provides an indication of value based upon the current market price of IMSG Common Stock. Because of IMSG Common Stock’s low trading volume and overall float turnover (as shown in the following tables), this approach was not relied upon as an accurate indicator of value. In addition, IMSG’s intent to consummate a self-tender transaction at $3.08 was announced in an SEC filing on August 15, 2002. The closing stock price five trading days prior to the announcement was $1.75, and since the announcement the stock has traded at a relatively low volume and at a discount to the self-tender price. The average daily volume of shares traded was 6,860 for the 52 weeks ended August 8, 2002 and 6,220 for the 52 weeks ended March 25, 2003.

Although this approach was not relied upon as an accurate indicator of value, the Public Shareholder Merger Consideration represents an 88.6% premium to the price five days prior to the announcement of the proposed self-tender transaction and a 20.9% premium to the price on March 25, 2003. The following charts and tables summarize the trading history of IMSG Common Stock.

	30 Day	60 Day	90 Day	180 Day	360 Day	720 Day
	(shares in thousands)
Total Shares Traded	52.7	176.5	294.4	1,107.4	2,300.9	7,914.7
Average Share Price	$2.63	$2.67	$2.73	$2.63	$2.78	$1.97

IMSG Volume and Trading Statistics

Float	Shares Outstanding	Float/ Outstanding	Daily Value Traded (90 Day Avg.)	Institutional Holders	Analysts Covering
	($ and shares in thousands)
2,800.0	12,276.1	22.8%	$8.8	8	0

Market Multiple Approach

This approach provides indications of value based upon comparisons of the subject operating company to market values and arm’s-length pricing evidence of companies involved in the same or similar lines of business. The valuation process involves the determination of market ratios (“pricing multiples”) and performance fundamentals. For purposes of this analysis, Houlihan Lokey reviewed pricing evidence from a group of six publicly-traded companies (the “Comparable Companies”) engaged in the insurance services or outsourcing industries (“industry”). These multiples were calculated for the Comparable Companies based upon daily trading prices. A comparative risk analysis between IMSG and the Comparable Companies was conducted that incorporated both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which IMSG and the Comparable Companies are engaged. One of the Comparable Companies, Crawford & Company, stood out as IMSG’s closest public peer, while the others were less similar in terms of size or operational characteristics.

As a result of Houlihan Lokey’s analysis, it was concluded that IMSG is a poorer performer than the Comparable Companies, including Crawford & Company, in almost all operational categories in addition to having a much greater customer concentration, implying greater inherent investment risk. Although Houlihan Lokey felt that it would not be unreasonable to take a significant discount to the multiples indicated from the Comparable Companies, including Crawford & Company, due to the greater relative risk of IMSG, the trading multiples of Crawford & Company were utilized in the analysis.

Because of the fundamental changes in the operations of the business over the course of fiscal 2002, Houlihan Lokey determined that the earnings from the past year were inappropriate to use in determining the current value of IMSG. According to Management, the projections for fiscal 2003 provide the best representation of the current normalized operating level for IMSG. The projected fiscal 2003 revenue and EBITDA were applied to the chosen multiples to yield an indicated equity value per share range under the Market Multiple Approach of $2.69 to $2.76.

Comparable Transaction Approach

This approach involves an analysis of acquisitions of controlling interests in companies (“Comparable Transactions”) with operations deemed to be reasonably comparable to IMSG’s principal business operations. For purposes of this analysis, Houlihan Lokey analyzed eight announced transactions between July 1996 and March 2003 where financial information was publicly disclosed. However, none of the transactions proved to be relevant in determining a value indication for IMSG because the transactions took place too long ago, were too small, or were executed based on perceived internet/software capabilities. Because of the lack of relevant transaction data, the Comparable Transaction Approach was considered to be inappropriate as part of this analysis.

Discounted Cash Flow Approach

This approach measures the present worth of anticipated future economic benefits (i.e., net income or net cash flow). The net income or net cash flow is forecasted into future years and converted to a present value equivalent using an appropriate discount rate. This discount rate should consider the time value of money, inflation, and the risk inherent in ownership of the company.

IMSG provided Houlihan Lokey with income statement projections for IMSG for the years ended December 31, 2003, December 31, 2004 and December 31, 2005 under both a base case and an aggressive case scenario, as well as balance sheet and capital expenditure forecasts. For purposes of this analysis, Houlihan Lokey determined debt-free cash flows by using the tax-affected operating income from the projections, subtracting necessary capital expenditures and adding depreciation and amortization as provided by Management, and subtracting the net working capital additions necessary to achieve IMSG’s projected growth.

The approach utilized a discount rate range of 14.0 percent to 16.0 percent as determined by an industry-based weighted average cost of capital with an additional risk premium of 2.0 percent added to reflect company-specific risk factors. Houlihan Lokey believes that the company-specific risk premium is appropriate due to (i) IMSG’s high customer concentration with Fidelity, (ii) IMSG’s small size relative to other comparables and (iii) the limited historical data to support IMSG’s most recent projections which show a significant improvement in operating margins. An exit multiple range of 5.0 to 6.0 times EBITDA was determined based on the market multiple of Crawford & Company.

Based on the foregoing assumptions, an indicated equity per share valuation range of $2.59 to $2.70 was determined from this approach under the base case, and an indicated equity value per share valuation range of $2.79 to $2.93 was determined from this approach under the aggressive case.

Liquidation Approach

This approach involves estimating the value of IMSG on a liquidation basis. Houlihan Lokey analyzed the assets, liabilities and lease obligations of IMSG to determine a reasonable estimate of the cash that would be available to shareholders subsequent to the sale of all of IMSG’s assets and payment of all of IMSG’s obligations. The Liquidation Approach yielded an indication of value of $3.09 per share.

Fairness of the Transaction

Houlihan Lokey analyzed the fairness from a financial point of view of the Public Shareholder Merger Consideration to be received by the Public Shareholders in connection with the Fiserv Merger. Based on the foregoing valuation methodologies, and in reliance thereon, the Public Shareholder Merger Consideration met or exceeded the value of IMSG on a per share basis as indicated by each of the methodologies utilized. Therefore, Houlihan Lokey has rendered its opinion that, subject to the assumptions and limiting conditions discussed previously and below, the Public Shareholder Merger Consideration to be received by the Public Shareholders in connection with the Fiserv Merger is fair from a financial point of view as of the date of Houlihan Lokey’s Opinion.

Assumptions and Limiting Conditions

Houlihan Lokey relied upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to it by IMSG and assumed that all such information was complete and accurate in all material respects and that no material changes occurred in the information reviewed between the date the information was provided and the date of the Opinion. In particular, Houlihan Lokey relied upon and assumed, without independent verification, that (i) the financial forecasts and projections provided by IMSG, and the related discussions with Management, were prepared in good faith and reflect the only available estimates of the future financial condition of IMSG (as of the dates of such forecasts and projections), and (ii) there has been no material change in the assets, financial condition, results of operations, business or prospects of IMSG since the date of the most recent financial statements made available to Houlihan Lokey. Houlihan Lokey also assumed that there are no facts or information regarding IMSG that would cause the information supplied by IMSG to be incomplete or misleading or fail to fairly represent the financial condition and results of operations of IMSG in any material respect.

Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to it with respect to IMSG and did not assume any responsibility with respect to it. Management has supplied Houlihan Lokey with all relevant information related to the Fiserv Merger and Houlihan Lokey has no duty to resolve any conflicts that may occur within such information. Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of IMSG. Houlihan Lokey’s Opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated at the date of the Opinion.

Houlihan Lokey’s Opinion is directed to the IMSG Board of Directors, and does not constitute a recommendation to any shareholder of IMSG or any other person. In addition, Houlihan Lokey has not acted as IMSG’s financial advisor, and the Opinion does not address IMSG’s underlying business decision to effect the Fiserv Merger, nor does it address the Principal Shareholders’ decision to accept consideration of $3.26 per share.

Fees and Expenses

Pursuant to an agreement dated February 21, 2003 (“Agreement”), Houlihan Lokey was retained by the IMSG Board to analyze the fairness, from a financial point of view, of the consideration to be received by the Public Shareholders in connection with the Fiserv Merger. IMSG has agreed to pay Houlihan Lokey a fee of $150,000 for its services in connection with the Agreement, plus reasonable out-of-pocket expenses, not to exceed a maximum of $12,000, that may be incurred by Houlihan Lokey in connection with the Agreement. In addition to its out-of-pocket expenses, Houlihan Lokey will be reimbursed for reasonable fees and expenses of its legal counsel in connection with the Agreement and Opinion. IMSG has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services, including certain liabilities arising under the federal securities laws.

Interests of Certain Persons in the Fiserv Merger

Agreement to Facilitate Merger

On April 9, 2003, the Principal Shareholders entered into an Agreement to Facilitate Merger (the “Agreement to Facilitate”) with Fiserv, Fiserv Solutions and Fiserv Merger Sub. On August 5, 2003, the parties entered into Amendment No. 1 to the Agreement to Facilitate. The text of the Agreement to Facilitate, as amended (excluding schedules), is attached to this Proxy Statement as Appendix C and is incorporated by reference into this Proxy Statement.

Pursuant to the Agreement to Facilitate, as amended, the Principal Shareholders have agreed to, among other things:

•	vote all shares of IMSG Common Stock presently owned or owned in the future by the Principal Shareholders for which the Principal Shareholders have voting power (i) in favor of the approval and adoption of the Merger Agreement and the Fiserv Merger, and (ii) against any action that could reasonably be expected to impede, interfere, delay or discourage the Fiserv Merger or result in a breach of representation, warranty, covenant or agreement of IMSG;

•	not solicit, initiate, encourage or accept any acquisition proposal other than the Merger Agreement;

•	not participate in any discussions, conversations, negotiations and other communications regarding any acquisition proposal other than the Merger Agreement;

•	accept as consideration for their shares of IMSG Common Stock $3.26 per share in cash, without interest;

•	pay all amounts due IMSG under the service agreement between IMSG and BIG out of the consideration otherwise to be received by the Principal Shareholders for their shares of IMSG Common Stock; and

•	not engage or invest in any competitive business relationship with IMSG or Fiserv.

As of the Record Date, the Principal Shareholders collectively beneficially owned an aggregate of 8,354,884 shares of IMSG Common Stock, representing approximately 68.2% of the outstanding shares of IMSG Common Stock eligible to vote at the Special Meeting.

In light of the size of the Principal Shareholders’ holdings in IMSG Common Stock and the history of discussions as to a possible sale transaction, the Principal Shareholders agreed to accept $3.26 per share in cash, without interest, as consideration for their shares of IMSG Common Stock to increase the likelihood of the consummation of the Fiserv Merger. The Principal Shareholders believed that by agreeing to accept a reduced share price for their shares of IMSG Common Stock and a higher relative price per share for the Public Shareholders, the Fiserv Merger was more likely to be approved by the requisite vote of the Public Shareholders at the Special Meeting.

Indemnification; D&O Insurance

The Merger Agreement provides that the articles of incorporation and bylaws of IMSG, as the surviving corporation in the Fiserv Merger, will have the provisions with respect to indemnification and exculpation from liability set forth in IMSG’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws as of the date of the Merger Agreement, and that such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at or prior to the effective time of the Fiserv Merger were directors, officers, employees or agents of IMSG or its subsidiaries.

The Merger Agreement further provides that IMSG, as the surviving corporation in the Fiserv Merger, will indemnify (and advance expenses as incurred to the fullest extent permitted under applicable law to) each current or former officer or director of IMSG or any of its subsidiaries (the “Indemnified Persons”) against all liabilities, losses, claims, damages, costs and expenses (including reasonable attorney’s fees and expenses) arising out of or in connection with, in whole or in part, the Merger Agreement or Fiserv Merger or the fact that such Indemnified Person was or is an officer or director of IMSG or any of its subsidiaries. Pursuant to the Merger Agreement, Fiserv and Fiserv Solutions, jointly and severally, agreed to guarantee the payment and performance of IMSG, as the surviving corporation in the Fiserv Merger, under such indemnification provisions.

The Merger Agreement also provides that, immediately prior to the effective time of the Fiserv Merger, IMSG will obtain “tail insurance coverage” to continue in effect following the effective time of the Fiserv Merger the coverage provided to current and former directors and officers of IMSG as of the date of the Merger Agreement, and naming BIG as an additional insured. IMSG, as the surviving corporation in the Fiserv Merger, cannot cancel this “tail insurance coverage” prior to December 31, 2004, and the cost thereof is to be shared evenly by IMSG and BIG (provided that BIG will also pay any additional premium as a result of its being named as an additional insured).

Administration Services

Following the consummation of the Fiserv Merger, IMSG will continue to provide BIG and certain of its affiliated insurance company subsidiaries with certain administration services on a month-to-month basis in accordance with the terms of the existing service arrangements between such entities. Other than as described in the Proxy Statement, BIG and its affiliates have no present plans, agreements or understandings regarding any future relationships with Fiserv or any of its affiliates.

As of June 30, 2003, BIG owed IMSG an aggregate of approximately $5.7 million pursuant to the service agreement between IMSG and BIG. Pursuant to Amendment No. 1 to the Agreement to Facilitate, this obligation will be paid in full following consummation of the Fiserv Merger out of the consideration otherwise to be received by the Principal Shareholders for their shares of IMSG Common Stock.

Regulatory Approvals

The consummation of the Fiserv Merger does not require any significant federal or state regulatory filings or approvals other than the filing of Articles of Merger with the Department of State of the State of Florida and the federal filings required under applicable U.S. securities laws in connection with this Proxy Statement.

Certain U.S. Federal Income Tax Consequences

The following is a discussion of certain federal income tax consequences of the Fiserv Merger to holders of IMSG Common Stock. The discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, Internal Revenue Service (“IRS”) rulings and judicial and administrative decisions in effect as of the date of this Proxy Statement. Due to the complexity of the Code, the following discussion is limited to certain United States federal income tax aspects of the Fiserv Merger for a shareholder of IMSG who is a citizen or resident of the United States and who, on the date on which the Fiserv Merger is completed, holds shares of IMSG Common Stock as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from amendments to the Code after the date of this Proxy Statement. The following discussion does not address taxpayers subject to special treatment under the U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who hold their shares as part of a hedge, straddle or conversion transaction. The following discussion does not address potential foreign, state, local and other tax consequences of the Fiserv Merger. ALL IMSG SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS THE FOREIGN, STATE AND LOCAL TAX CONSEQUENCES, OF THE DISPOSITION OF THEIR SHARES OF IMSG COMMON STOCK IN THE FISERV MERGER.

For U.S. federal income tax purposes, the Fiserv Merger will be treated as a taxable sale or exchange of IMSG Common Stock for cash by each IMSG shareholder (including any shareholder who properly exercises dissenters’ rights). Accordingly, the federal income tax consequences to the IMSG shareholders receiving cash will generally be as follows:

•	the shareholders may recognize a capital gain or loss by reason of the disposition of his, her or its shares of IMSG Common Stock pursuant to the Fiserv Merger;

•	the capital gain or loss, if any, will be long-term with respect to shares of IMSG Common Stock with a holding period of more than 12 months as of the effective time of the Fiserv Merger; and

•	the amount of capital gain or loss to be recognized by each shareholder will be measured by the difference between the amount of cash received by the shareholder in connection with the Fiserv Merger, or cash received in connection with the exercise of dissenters’ rights, and the shareholder’s tax basis in the shares of IMSG Common Stock at the effective time of the Fiserv Merger.

Cash payments made pursuant to the Fiserv Merger, including any cash paid to an IMSG shareholder who properly exercises dissenters’ rights, will be reported to the extent required by the Code to IMSG shareholders and the IRS. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at a rate of 28% may apply to certain non-corporate shareholders who fail to supply IMSG or EquiServe, Inc., as paying agent, certain certifications required by the IRS. Backup withholding will not apply to a shareholder who furnishes a taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal or who provides a certificate of foreign status on Form W-8BEN, or who is otherwise exempt from backup withholding.

Expenses and Other Fees in Connection with the Fiserv Merger

Each party will bear its own expenses in connection with the Fiserv Merger, whether or not the Fiserv Merger is actually consummated.

Recent Developments of IMSG

IPO Litigation

At a July 18, 2003 hearing, U.S. District Judge Richard A. Lazzara entered an Order and Final Judgment approving the settlement of the class action lawsuit referred to as the “IPO Litigation” and described under the caption “Item I. Legal Proceedings” in IMSG’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003, as filed with the Securities and Exchange Commission on May 15, 2003 (the “First Quarter Form 10-Q”). As reported in the First Quarter Form 10-Q, the plaintiff agreed to accept, in full settlement of the IPO Litigation as to all defendants, the payment of $2.1 million to the plaintiff class by the issuer of IMSG’s applicable Directors and Officers and the Company’s Reimbursement insurance policy. In May 2003, in anticipation of Judge Lazzara’s approval of the settlement and pursuant to the parties’ Stipulation and Agreement of Settlement, the Insurer deposited those monies into an escrow account established and maintained by the plaintiff’s attorneys.

Third-Party Contract Dispute

On June 5, 2003, IMSG received a Notice of Dispute from a former unaffiliated third-party customer. This Notice of Dispute alleges that IMSG materially breached its services agreement with this former customer by failing to design, construct, acquire or implement a software system that would enable it to provide the services set forth in the agreement. On July 3, 2003, the former customer submitted an Arbitration Notice to IMSG under the services agreement. The Arbitration Notice seeks resolution of the following issues: (1) whether IMSG breached the services agreement by failing to design, construct, acquire and/or implement the software systems that would enable IMSG to provide the insurance administration services set forth in the services agreement; (2) whether the former customer is entitled to the return of the $1.0 million implementation charge it paid IMSG upon execution of the services agreement, plus attorney’s fees and any other cost, loss, damage or expense it incurred as a result of IMSG’s alleged failure to perform; (3) in the alternative, whether IMSG was unjustly enriched by retaining the $1.0 million implementation charge when it allegedly failed to perform work of any value to the former customer, and (4) whether the $1.0 million implementation charge constitutes a preference under Pennsylvania statutory law such that IMSG must return that amount to the former customer.

As previously disclosed, IMSG’s services agreement with this former customer was terminated in 2000, and IMSG has previously recorded a liability for a settlement accrual of $800,000 relating to this matter. Management of IMSG believes, however, that the allegations made by the former customer are without merit (and/or subject to available defenses) and intends to vigorously defend the arbitration proceeding brought against it by the former customer. Nevertheless, no assurances can be given with respect to the outcome of this matter, and an adverse outcome in any such proceeding could have a material adverse effect on IMSG’s business, financial condition and results of operations.

THE MERGER AGREEMENT

The following is a brief summary of certain provisions of the Merger Agreement. It is not intended to be a complete description of all the terms of the Merger Agreement. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A (WITHOUT EXHIBITS AND SCHEDULES) AND IS INCORPORATED HEREIN BY REFERENCE. THE TERMS NOT OTHERWISE DEFINED IN THIS SUMMARY OR ELSEWHERE IN THIS PROXY STATEMENT HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT. ALL SHAREHOLDERS ARE URGED TO CAREFULLY READ THE MERGER AGREEMENT IN ITS ENTIRETY.

The Fiserv Merger

The Merger Agreement provides that, at the effective time of the Fiserv Merger, Fiserv Merger Sub, a wholly-owned subsidiary of Fiserv Solutions, will merge with and into IMSG. Fiserv Solutions is a wholly-owned subsidiary of Fiserv. Fiserv Merger Sub was created solely for the purpose of the Fiserv Merger and has no assets or operations other than in connection therewith. IMSG will be the surviving corporation in the Fiserv Merger and will become a wholly-owned indirect subsidiary of Fiserv.

Completion of the Fiserv Merger

The Fiserv Merger will become effective upon the filing of articles of merger with the Department of State of the State of Florida, unless the parties specify a later time in the articles of merger. The parties will file the articles of merger with the Department of State of the State of Florida as soon as practicable after all conditions to the Fiserv Merger are fulfilled and waived, unless the Merger Agreement has been terminated.

Consideration to be Received in the Fiserv Merger

At the time the Fiserv Merger becomes effective, each issued and outstanding share of IMSG Common Stock, other than the shares of IMSG Common Stock owned by the Principal Shareholders (the “BIG Shares”), and other than shares of IMSG Common Stock held by shareholders properly exercising dissenters’ rights under Florida law, will be converted into the right to receive $3.30 in cash, without interest. Each BIG Share will be converted into the right to receive $3.26 in cash, without interest.

Effect of the Fiserv Merger on Shares of IMSG Common Stock

IMSG Common Stock is currently traded on the OTC Bulletin Board under the symbol “INMG.OB.” Upon consummation of the Fiserv Merger, IMSG Common Stock will no longer be traded on the OTC Bulletin Board and will no longer be registered pursuant to the Securities Exchange Act of 1934, as amended.

Exchange Procedures

Promptly after the effective time of the Fiserv Merger, EquiServe, Inc., as paying agent (the “Paying Agent”), will mail to each person who was, at the effective time, a holder of record of IMSG Common Stock a letter with instructions on how to exchange IMSG Common Stock certificates for the cash merger consideration.

Please do not send in your IMSG Common Stock certificates until you receive this “letter of transmittal” and instructions from the Paying Agent. Do not return your IMSG Common Stock certificates with the enclosed proxy card. If your shares of IMSG Common Stock are held through a broker, your broker will surrender your shares for cancellation.

After you deliver the letter of transmittal, duly executed and completed in accordance with its instructions, and your IMSG Common Stock certificates, to the Paying Agent, Fiserv will cause a check in the amount of consideration that you are entitled to, less any required tax withholdings, to be made to you. The IMSG Common Stock certificates you surrender will be canceled. After the completion of the Fiserv Merger, there will be no further transfers of IMSG Common Stock, and IMSG Common Stock certificates presented for transfer after the effective time of the Fiserv Merger will be canceled and exchanged for the merger consideration. If payment is to be made to a person other than the registered holder of the shares of IMSG Common Stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to IMSG’s or the Paying Agent’s satisfaction that such tax has been paid or is not applicable.

If your IMSG Common Stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares, and, if requested, you must provide a bond or indemnity. The Paying Agent will send you instructions on how to provide such evidence.

If you do not return a completed letter of transmittal and your IMSG Common Stock certificates to the Paying Agent within 180 days after the effective time of the Fiserv Merger, you may be required to look to Fiserv, as a general creditor, for payment of the cash merger consideration.

Representations And Warranties

In the Merger Agreement, Fiserv, Fiserv Solutions and Fiserv Merger Sub, on the one hand, and IMSG, on the other hand, have each made representations and warranties with respect to, among other things:

•	corporate matters, including organization, corporate power and good standing;

•	capitalization of the parties;

•	authorization, execution, delivery and enforceability of the Merger Agreement;

•	absence of violations of organizational documents or other obligations as a result of the contemplated transactions;

•	government approvals of the contemplated transactions;

•	litigation;

•	compliance with laws; and

•	brokers’ and finders’ fees with respect to the Fiserv Merger.

In addition, IMSG has made representations and warranties to Fiserv, Fiserv Solutions and Fiserv Merger Sub with respect to, among other things:

•	absence of certain changes or events;

•	title to IMSG’s properties and the absence of liens and encumbrances;

•	accuracy of information contained in reports filed with the U.S. Securities and Exchange Commission (“SEC”) and financial statements;

•	intellectual property;

•	owned and leased real property;

•	material contracts;

•	labor controversies;

•	use of real property;

•	environmental matters;

•	accounting disclosure matters;

•	restrictions on business activities;

•	employee benefits;

•	insurance;

•	bank accounts;

•	minute and stock books;

•	tax matters;

•	related party transactions; and

•	required approvals for the Merger Agreement and the Fiserv Merger.

Fiserv, Fiserv Solutions and Fiserv Merger Sub have also made representations and warranties to IMSG with respect to their financial ability to consummate the Fiserv Merger.

Conduct of IMSG’s Business Prior to the Fiserv Merger

IMSG has agreed that, except as otherwise contemplated by the Merger Agreement, IMSG, including its subsidiaries, will use commercially reasonable efforts to conduct its operations in its ordinary and usual course of business. IMSG has also agreed to use its commercially reasonable efforts to preserve its business organization, retain its officers and employees and maintain existing relationships with licensors, suppliers, distributors, customers and others with whom it does business.

No Solicitation

Except as described below in this section, IMSG has agreed that it will not, and will cause its subsidiaries and their officers, directors, employees, financial advisors, counsel, representatives and agents not to:

•	directly or indirectly solicit, initiate, encourage or facilitate the making of an acquisition proposal;

•	participate or engage in or encourage negotiations or discussions with, or provide any nonpublic information to, any person relating to an acquisition proposal, or which may reasonably be expected to lead to an acquisition proposal; or

•	agree to or endorse any acquisition proposal;

The Merger Agreement provides that these restrictions will not prohibit IMSG or its Board of Directors from taking and disclosing to IMSG’s shareholders a position contemplated by Rule 14e-2 under the Securities Exchange Act of 1934, as amended, or from making any legally required disclosure to IMSG’s shareholders.

An “acquisition proposal” is an offer or proposal for:

•	a transaction or series of related transactions pursuant to which:

•	any person who does not currently own 15% or more of the outstanding shares of IMSG Common Stock acquires 15% or more of the outstanding shares of IMSG Common Stock, including a tender offer or an exchange offer which, if completed, would result in any such person acquiring 15% or more of the outstanding shares of IMSG Common Stock; or

•	any person who currently owns more than 15% of the outstanding shares of IMSG Common Stock acquires 50% or more of the outstanding shares of IMSG Common Stock, including a tender offer or an exchange offer which, if completed, would result in any such person acquiring 50% or more of the outstanding shares of IMSG Common Stock (provided, however, that no transfer of IMSG Common Stock permitted by the Agreement to Facilitate shall be deemed to constitute an acquisition proposal);

•	a merger or other business combination involving IMSG pursuant to which:

•	any person who does not currently own 15% or more of the outstanding shares of IMSG Common Stock acquires securities representing 15% or more of the aggregate voting power of all outstanding securities of the company surviving the merger or business combination; or

•	any person who currently owns more than 15% of the outstanding shares of IMSG Common Stock acquires securities representing 50% or more of the aggregate voting power of all outstanding securities of the company surviving the merger or business combination; or

•	any other transaction pursuant to which any person or entity acquires control of assets, including the outstanding equity securities of any IMSG subsidiary, having a fair market value equal to 15% or more of the fair market value of all of the assets of IMSG immediately prior to such a transaction.

However, the Merger Agreement does not prohibit IMSG’s Board of Directors from, prior to obtaining shareholder approval of the Fiserv Merger, furnishing nonpublic information to or entering into discussions or negotiations with any person that makes an unsolicited superior proposal if:

•	the failure of IMSG’s Board of Directors to take action with respect to such superior proposal would be a breach of its fiduciary duties to its shareholders or otherwise under applicable law;

•	prior to first furnishing nonpublic information to or entering into substantive discussions and negotiations with such person, IMSG:

•	provides prior written notice of at least three business days to Fiserv of its intention to so furnish information or enter into discussions or negotiations, and

•	receives from such person a confidentiality agreement; and

•	IMSG provides Fiserv with all material nonpublic information regarding IMSG that is to be provided to such person that Fiserv has not previously received and keeps Fiserv reasonably informed of the status and the material terms and conditions and all other material information with respect to any such discussions or negotiations.

In addition, IMSG has agreed that it will notify Fiserv within three business days if it or its representatives receives an acquisition proposal or if any discussions or negotiations are sought to be initiated or continued concerning an acquisition proposal.

A “superior proposal” is a bona fide acquisition proposal that the IMSG Board of Directors reasonably and in good faith determines, after consultation with its financial advisors and outside counsel, to be more favorable to IMSG’s shareholders than the Fiserv Merger.

Shareholders’ Meeting

IMSG has agreed to use commercially reasonable efforts to convene the Special Meeting as soon as practicable, but not earlier than twenty business days after this Proxy Statement is first mailed to IMSG’s shareholders. Under the Merger Agreement, IMSG’s Board of Directors is required to recommend the approval of the Merger Agreement and the Fiserv Merger by the shareholders at the Special Meeting. The IMSG Board may not withdraw, or modify in a manner adverse to Fiserv, its recommendation unless:

•	IMSG has complied in all material respects with the nonsolicitation covenants of the Merger Agreement described above; and

•	such withdrawal or modification is required under applicable law in order for the IMSG Board to comply with its fiduciary duties.

Officers’ and Directors’ Indemnification and Insurance

See “The Merger—Interests of Certain Persons in the Fiserv Merger—Indemnification; D&O Insurance” for a description of the provisions of the Merger Agreement relating to Fiserv’s and IMSG’s obligations following the Fiserv Merger with respect to IMSG’s directors and officers.

Miscellaneous Covenants

The Merger Agreement contains other covenants, including those relating to access to information, consents and authorizations, employee matters, tax matters, the preparation and distribution of this Proxy Statement, state takeover statutes, shareholder litigation, confidentiality, further actions by the parties, mutual notification of specified matters and public announcements regarding the Fiserv Merger.

Expenses

Each party has agreed to bear its own fees and expenses in connection with the Fiserv Merger.

Conditions to Completion of the Fiserv Merger

The respective obligations of Fiserv (including Fiserv Solutions and Fiserv Merger Sub) and IMSG to consummate the Fiserv Merger are subject to the fulfillment of the following conditions:

•	there will not be any order, decree or injunction that prevents the completion of the Fiserv Merger or materially limits Fiserv Solution’s ability to exercise full rights of ownership of IMSG or its assets or business;

•	the holders of a majority of the outstanding shares of IMSG Common Stock as of the Record Date will have voted to approve the Merger Agreement and the Fiserv Merger; and

•	the holders of at least 50.01% of the outstanding shares of IMSG Common Stock as of the Record Date that are not owned or controlled by the Principal Shareholders will have voted to approve the Merger Agreement and the Fiserv Merger.

The obligations of IMSG to consummate the Fiserv Merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Fiserv, Fiserv Solutions and Fiserv Merger Sub contained in the Merger Agreement will be true and correct as of the effective time of the Fiserv Merger (except to the extent those representations and warranties are specifically made as of another date), provided that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties (considered collectively) would reasonably be expected to have a material adverse effect on Fiserv, Fiserv Solutions and Fiserv Merger Sub collectively or would prevent any of them from consummating the Fiserv Merger;

•	each of Fiserv, Fiserv Solutions and Fiserv Merger Sub will have performed and complied in all material respects with its covenants under the Merger Agreement to be performed or complied with thereby prior to the effective time of the Fiserv Merger;

•	IMSG will have received from Fiserv’s general counsel an opinion regarding specified matters;

•	no legal action or proceeding will have been instituted which would reasonably be expected to have a material adverse effect on Fiserv, Fiserv Solutions or Fiserv Merger Sub or prevent any of them from consummating the Fiserv Merger; and

•	IMSG will have received copies of specified supporting documents.

The obligations of Fiserv, Fiserv Solutions and Fiserv Merger Sub to effect the Fiserv Merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of IMSG contained in the Merger Agreement will be true and correct as of the effective time of the Fiserv Merger (except to the extent those representations and warranties are specifically made as of another date), provided that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties (considered collectively) would reasonably be expected to have a material adverse effect on IMSG or would prevent IMSG from consummating the Fiserv Merger;

•	IMSG will have performed and complied in all material respects with its covenants under the Merger Agreement to be performed or complied with by IMSG prior to the effective time of the Fiserv Merger;

•	Fiserv, Fiserv Solutions and Fiserv Merger Sub will have received from IMSG’s counsel an opinion regarding specified matters;

•	no legal action or proceeding will have been instituted against IMSG or against Fiserv, Fiserv Solutions or Fiserv Merger Sub, arising by reason of the Fiserv Merger pursuant to the Merger Agreement, which would reasonably be expected to have a material adverse effect on IMSG;

•	IMSG will have delivered to Fiserv an affidavit regarding certain tax matters; and

•	Fiserv, Fiserv Solutions, Fiserv Merger Sub and their counsel will have received copies of specified supporting documents.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Fiserv Merger in any of the following circumstances:

•	by mutual consent of all the parties;

•	by either Fiserv (including Fiserv Solutions and Fiserv Merger Sub) or IMSG if:

•	the Fiserv Merger is not consummated by October 9, 2003, provided that this termination right is not available to any party whose failure to fulfill any obligation under the Merger Agreement or material breach of the Merger Agreement resulted in the failure to complete the Fiserv Merger on or before such date;

•	any court or governmental body has issued a final nonappealable order, decree or ruling (which order, decree or ruling the parties will use their commercially reasonable efforts to lift or reverse) permanently restraining or enjoining the Fiserv Merger or a proceeding that seeks such an order is pending on or after April 9, 2004, provided that the terminating party has used commercially reasonable efforts to cause any such proceeding to be dismissed as to all parties; or

•	the IMSG shareholders have failed to approve the Merger Agreement and the Fiserv Merger at the Special Meeting (as described under “—Conditions to Completion of the Fiserv Merger” above), provided that this termination right is not available to any party whose failure to perform any material obligation under the Merger Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of shareholders of IMSG;

•	by Fiserv (including Fiserv Solutions and Fiserv Merger Sub) if:

•	IMSG has breached in any material respect its nonsolicitation covenants set forth in the Merger Agreement;

•	the Board of Directors of IMSG has recommended to IMSG’s shareholders, approved, accepted or entered into an agreement regarding a superior proposal;

•	the Board of Directors of IMSG has withdrawn or modified in a manner adverse to Fiserv its recommendation of the Fiserv Merger;

•	a tender offer or exchange offer for 15% or more of the outstanding shares of IMSG Common Stock is commenced, and IMSG’s Board, within ten business days thereafter, fails to recommend against acceptance of such tender offer or exchange offer by IMSG’s shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by IMSG’s shareholders; or

•	IMSG has materially breached any of its representations, warranties or obligations under the Merger Agreement such that the conditions to Fiserv’s consummating the Fiserv Merger cannot be satisfied, and Fiserv (including Fiserv Solutions and Fiserv Merger Sub) has not materially breached its obligations under the Merger Agreement; and

•	by IMSG if:

•	prior to the IMSG shareholders approving the Merger Agreement and the Fiserv Merger, if IMSG has not materially breached its nonsolicitation covenants and other obligations under the Merger Agreement, IMSG’s Board of Directors has authorized IMSG to enter into a binding agreement concerning a transaction that constitutes a superior proposal and IMSG notifies Fiserv that IMSG intends to enter into such a binding agreement and Fiserv does not make, within ten days of receiving the notice described above, any offer that the IMSG Board of Directors reasonably and in good faith determines, after consultation with its legal and financial advisors, is at least as favorable to IMSG’s shareholders as the superior proposal; or

•	Fiserv has materially breached any of its representations, warranties or obligations under the Merger Agreement such that the conditions to IMSG’s consummating the Fiserv Merger cannot be satisfied, and IMSG has not materially breached its obligations under the Merger Agreement.

Effect of Termination

If the Merger Agreement is terminated, then the Merger Agreement will be void and have no effect, without any liability on the part of any party, except that no termination of the Merger Agreement will relieve any party from liability for any willful breach of the covenants or agreements contained in the Merger Agreement and IMSG may have to pay Fiserv a termination fee as described below.

Termination Payment; Expenses

IMSG must pay Fiserv a termination fee of $1,200,000 if the Merger Agreement is terminated:

•	by Fiserv because the IMSG shareholders have failed to approve the Merger Agreement and the Fiserv Merger at the Special Meeting, and within twelve months of termination of the Merger Agreement IMSG shall have entered into an agreement for, or consummated, a transaction which would constitute an acquisition proposal;

•	by Fiserv because either (i) IMSG materially breached its nonsolicitation covenants under the Merger Agreement, (ii) the Board of Directors of IMSG has recommended to IMSG’s shareholders, approved, accepted or entered into an agreement regarding a superior proposal, (iii) the Board of Directors of IMSG has withdrawn or modified in a manner adverse to Fiserv its recommendation of the Merger, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of IMSG Common Stock is commenced, and IMSG’s Board, within ten business days thereafter, fails to recommend against acceptance of such tender offer or exchange offer by IMSG’s shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by IMSG’s shareholders; and within twelve months of termination of the Merger Agreement for any of the reasons specified in (i) - (iv) above, IMSG shall have entered into an agreement for, or consummated, a transaction which would constitute an acquisition proposal; or

•

by IMSG if, prior to the IMSG shareholders approving the Merger Agreement and the Fiserv Merger, IMSG has not materially breached its nonsolicitation covenants and other obligations under the Merger Agreement, IMSG’s Board of Directors has authorized IMSG to enter into a binding agreement concerning a transaction that constitutes a superior proposal and IMSG notifies Fiserv that IMSG intends to enter into such a binding agreement and Fiserv does not make, within ten days of receiving the notice described above, any offer that the IMSG Board of Directors reasonably and in good faith determines, after consultation with its legal and financial advisors, is at least as favorable to IMSG’s shareholders as the superior proposal.

Amendment and Waiver

The Merger Agreement may not be amended except by an instrument in writing signed by all of the parties.

At any time prior to the effective time of the Fiserv Merger, any party to the Merger Agreement may:

•	extend the time for performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties in the Merger Agreement or any document delivered pursuant to the Merger Agreement; or

•	waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement, to the extent permitted by law.

Any such extension or waiver will only be valid if it is set forth in a written instrument signed by the party to be bound.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of IMSG Common Stock, as of the Record Date for the Special Meeting, with respect to: (i) each of IMSG’s directors; (ii) each of IMSG’s executive officers; (iii) all directors and executive officers of IMSG as a group; and (iv) each person known by IMSG to own beneficially more than 5% of the IMSG Common Stock. Except as otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares beneficially owned.

	Shares Beneficially Owned
Name	Shares	Percent
Bankers Insurance Group, Inc.(1)	8,354,884	68.2%
Western International Insurance Company(2)	700,000	5.7
David M. Howard	13,000	*
Anthony R. Marando	—	*
David K. Meehan	2,200	*
Robert M. Menke(3)	162,200	1.3%
John A. Grant, Jr.	—	*
E. Ray Solomon	5,500	*
John S. McMullen(4)	350,000	2.9%
All directors and executive officers as a group (7 persons)(3)(4)	532,900	4.4%

*	Less than 1%
(1)	Includes shares held by Bankers Insurance Corporation (“BIC”), Bankers Security Insurance Company (“BSIC”) and Bonded Builders Service Corp. (“BBSC”), each a direct or indirect wholly-owned subsidiary of BIG (defined below). The business addresses of Bankers Insurance Group, Inc. (“BIG”), BIC, BSIC and BBSC are all 360 Central Avenue, St. Petersburg, Florida 33701. BIG is an indirect subsidiary of Bankers International Financial Corporation, Ltd. (“BIFC”), a Cayman Islands corporation wholly owned by Bankers International Financial Corporation II Trust, a discretionary charitable trust. The sole trustee of this trust is Ansbacher (Cayman) Limited (“Ansbacher”), a Cayman Island corporation unaffiliated with BIG, IMSG or their respective officers or directors. Pursuant to the trust’s declaration of trust, Independent Foundation for the Pursuit of Charitable Endeavors, Ltd., a not for profit Cayman Islands corporation (“IFPCE”), possesses the discretionary power to (i) direct the trustee to appoint the trust fund to another trust for the benefits of one or more of the beneficiaries of the trust and (ii) remove the trustee and appoint one or more new trustees outside the Cayman Islands. A majority vote of the directors of IFPCE is required to take either of these actions. The Articles of Association of IFPCE provide that the Board of Directors shall consist of seven members, three of whom shall be the top three executives of Bankers International Financial Corporation, a Florida corporation and subsidiary of BIFC, three of whom shall be Mr. Robert M. Menke and his lineal descendants, and one of whom shall be a director elected by a majority vote of the remaining six directors (or, if they cannot agree, appointed by a court of competent jurisdiction). Until his death or adjudication of incompetency, Robert M. Menke shall have five votes and all other directors shall have one vote, and Robert M. Menke’s presence at a meeting shall be required for a quorum. As of the Record Date for the Special Meeting, the directors of IFPCE included David K. Meehan and Robert M. Menke.
(2)	Western International Insurance Company (“WIIC”) is a wholly-owned subsidiary of Venture Capital Company (“VCC”). The business address of VCC and WIIC is Bank America Building, Fort Street, Georgetown, Grand Cayman, British West Indies. VCC is a Cayman Island corporation wholly owned by Venture II Trust, a discretionary charitable trust. The sole trustee of this trust is Cayman National Trust Company Limited, a Cayman bank unaffiliated with BIG, IMSG or their respective officers or directors. Pursuant to the trust’s declaration of trust, IFPCE possesses the same discretionary powers as described in note (1) above.
(3)	Excludes an aggregate of 9,054,884 shares held by BIG, BIC, BSIC, BBSC and WIIC. See Notes (1) and (2) above. All shares are held by Robert M. Menke Trust U/A dated 5/17/95, a revocable trust pursuant to which Robert M. Menke is the sole trustee and lifetime beneficiary.

(4)	Includes 150,000 shares held directly by Mr. McMullen, 110,000 shares held by Andros Associates, Inc., 45,000 shares held by the Kenneth S. McMullen Family Trust and 45,000 shares held by the Gertrude B. McMullen Family Trust. Mr. McMullen owns 99% of the outstanding equity securities of Andros Associates, Inc., is the sole trustee and sole beneficiary of the Kenneth S. McMullen Trust, and is the sole trustee and sole beneficiary of the Gertrude B. McMullen Trust.

SHAREHOLDER PROPOSALS

IMSG presently intends to hold a 2003 annual meeting of shareholders only if the Fiserv Merger is not completed on or before October 9, 2003, and has not yet set the date thereof. If a 2003 annual meeting of shareholders is to be held, the deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), for inclusion in IMSG’s proxy statement for its 2003 annual meeting of shareholders will be a reasonable time before IMSG begins to print and mail its proxy materials, which deadline will be set forth in a quarterly report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

If a shareholder wishes to have a proposal considered at the 2003 annual meeting but does not use the process set forth in Rule 14a-8, IMSG’s Amended and Restated Bylaws control the timely filing of such proposals. Under IMSG’s Amended and Restated Bylaws, a shareholder proposal is not timely unless the shareholder proposing the proposal has given timely notice in writing to the Corporate Secretary of IMSG. To be timely, a shareholder’s notice must be received at the principal business office of IMSG no later than the date designated for receipt of shareholders’ proposals in a prior public disclosure by IMSG. If there has been no such prior public disclosure, then to be timely a shareholder’s notice must be delivered or mailed to and received at the principal business office of IMSG not less than 60 days nor more than 90 days prior to the 2003 annual meeting; provided, however, that in the event less than 70 days’ notice of the date of the 2003 annual meeting is given to shareholders by notice or prior public disclosure, notice, to be timely, must be received by IMSG not later than the close of business on the tenth day following the day on which IMSG gave notice of or made a public disclosure of the date of the 2003 annual meeting. After the expiration of the notice period, notice to IMSG of a shareholder proposal submitted other than pursuant to rule 14a-8 will be considered untimely, and the persons named in proxies solicited by the Board of Directors of IMSG for the 2003 annual meeting of shareholders may exercise discretionary voting power with respect to any such proposal.

VOTING PROCEDURES/REVOKING YOUR PROXY

Vote Required; Quorum; Voting of Proxies

Under the FBCA, approval of the Merger Agreement and the Fiserv Merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of IMSG Common Stock as of the Record Date. In addition, the Merger Agreement requires approval by the affirmative vote of holders of at least 50.01% of the outstanding shares of IMSG Common Stock that are not owned or controlled by the Principal Shareholders. Failures to vote, abstentions and broker non-votes will not be deemed to be cast either “FOR” or “AGAINST” the Merger Agreement and the Fiserv Merger. However, because approval of the Merger Agreement and the Fiserv Merger requires the affirmative vote of the holders of both (i) a majority of the outstanding shares of IMSG Common Stock and (ii) at least 50.01% of the shares of IMSG Common Stock that are not owned or controlled by the Principal Shareholders, failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Agreement and the Fiserv Merger.

The presence at the Special Meeting, either in person or by proxy, of at least a majority of the shares of IMSG Common Stock outstanding on the Record Date is necessary to constitute a quorum to transact business at the Special Meeting. If a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed in order to solicit addition proxies.

Those who fail to return a proxy or attend the Special Meeting will not count towards determining the required quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present. Broker non-votes are shares held by brokers or nominees on behalf of customers that are represented at the meeting but with respect to which the broker or nominee has not been instructed how to vote. Brokers holding shares of IMSG Common Stock in street name for customers are prohibited from voting those customers’ shares regarding the Merger Agreement and the Fiserv Merger in the absence of specific instructions from those customers.

Shares of IMSG Common Stock represented by properly executed proxies received in time for the Special Meeting will be voted in accordance with instructions indicated on the proxies. Except for the broker non-votes, proxies that do not contain voting instructions will be voted “FOR” approval of the Merger Agreement and the Fiserv Merger, and as determined by the IMSG Board of Directors as to any other matter that may properly come before the Special Meeting.

Revocability of Proxies

Proxies may be revoked if you:

•	deliver a signed, written revocation letter, dated later than the proxy, to the Corporate Secretary of IMSG at the address set forth on the first page of this Proxy Statement;

•	deliver a signed proxy, dated later than the previous one, to the Corporate Secretary of IMSG at the address set forth on the first page of this Proxy Statement; or

•	attend the Special Meeting and vote in person or by proxy. Attending the Special Meeting alone will not revoke your proxy.

Adjournment and Postponement

If a quorum is not present at the time the Special Meeting is convened, or if for any other reason IMSG believes that additional time should be allowed for the solicitation of proxies, then IMSG may postpone the Special Meeting or may adjourn the Special Meeting with or without a vote of shareholders. If IMSG proposes to postpone or adjourn the Special Meeting by a vote of shareholders, then the persons named in the enclosed form of proxy will vote all shares of IMSG Common Stock for which they have voting authority in favor of a postponement or adjournment. However, these persons will not vote any shares of IMSG Common Stock for which they have been instructed to vote against the approval of the Merger Agreement and the Fiserv Merger in favor of that postponement or adjournment.

Solicitation

The cost of this solicitation will be borne by IMSG. In addition to solicitation by mail, proxies may be solicited by certain of IMSG’s directors and officers, personally or by telephone, facsimile, e-mail or telegram, without additional compensation. IMSG will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their expenses reasonably incurred in forwarding solicitation material to the beneficial owners of IMSG Common Stock. IMSG estimates that the total costs associated with the solicitation of proxies will be approximately $150,000.

DISSENTERS’ RIGHTS

Set forth below is a summary of dissenters’ rights available to IMSG’s shareholders relating to the Merger Agreement and Fiserv Merger to be considered at the Special Meeting. This summary is not intended to be a complete statement of applicable Florida law and is qualified in its entirety by reference to Sections 607.1301, 607.1302 and 607.1320 of the FBCA, set forth in their entirety as Appendix D to this Proxy Statement.

Right to Dissent

Shareholders of IMSG are entitled to dissent from the Fiserv Merger discussed in this Proxy Statement and obtain payment of the fair value of their shares of IMSG Common Stock if and when the Fiserv Merger is effectuated. A shareholder entitled to dissent and to obtain payment for the shareholder’s shares under Chapter 607 of the FBCA may not challenge the corporate action (i.e., the Fiserv Merger) creating the right to dissent unless the action is unlawful or fraudulent with respect to the shareholder or IMSG.

Under Section 607.1302 of the FBCA, a shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name.

Procedures for Exercise of Dissenters’ Rights

The notice accompanying the Proxy Statement states that shareholders are entitled to assert dissenters’ rights under Chapter 607 of the FBCA. An IMSG shareholder who wishes to assert dissenters’ rights must: (a) cause IMSG to receive, before the vote is taken on the Merger Agreement and the Fiserv Merger, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the Fiserv Merger is effectuated; and (b) not vote his or her shares in favor of the Fiserv Merger. A vote, by proxy or in person, against the Merger Agreement and the Fiserv Merger will not constitute written notice of the shareholder’s intention to demand payment. A shareholder’s failure to vote against the Merger Agreement and the Fiserv Merger will not constitute a waiver of his or her right to demand payment, provided the shareholder otherwise complies with the requirements set forth herein. A SHAREHOLDER WHO DOES NOT SATISFY THE FOREGOING REQUIREMENTS WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR HIS OR HER SHARES UNDER CHAPTER 607 OF THE FBCA.

If the Fiserv Merger is approved by IMSG’s shareholders, IMSG must give a written notice to dissenters who are entitled to demand payment for their shares. The notice required to be given by IMSG must be given no later than 10 days after the date IMSG’s shareholders approve the Merger Agreement and the Fiserv Merger. A shareholder who is given a dissenters’ notice to assert dissenters’ rights and who wishes to exercise dissenters’ rights must, in accordance with the terms of the dissenters’ notice, within 20 days cause IMSG to receive a payment demand and simultaneously deposit his or her share certificates with IMSG. Any shareholder that fails to file such election to dissent within the 20-day period will be bound by the terms of the Merger Agreement and the Fiserv Merger. Upon filing a notice of election to dissent, a shareholder shall only be entitled to payment as provided under Chapter 607 of the FBCA and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by a shareholder at any time before an offer is made by IMSG to pay for his or her shares. After IMSG makes an offer to purchase, no notice of election may be withdrawn unless IMSG consents thereto.

A SHAREHOLDER WHO DOES NOT DEMAND PAYMENT AS REQUIRED BY THE DATE OR DATES SET FORTH IN THE DISSENTERS’ NOTICE IS NOT ENTITLED TO PAYMENT FOR HIS OR HER SHARES.

Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after the Fiserv Merger is effected, whichever is later (but in no case later than 90 days from the shareholders’ authorization date), IMSG shall make a written offer to each dissenting shareholder who has made demand as provided in Section 607.1320 of the FBCA to pay an amount IMSG estimates to be the fair value for the shares. If the Fiserv Merger has not been consummated before the expiration of the 90-day period after the shareholders’ authorization date, the offer may be made conditional upon consummation of the Fiserv Merger. The notice and offer shall be accompanied by:

(1)	a balance sheet of IMSG as of the latest available date; and

(2)	a profit and loss statement of IMSG for the twelve-month period ended on the date of the balance sheet.

If within 30 days after the making of such offer a shareholder accepts the offer, payment for such shareholder’s shares shall be made within 90 days after the making of such offer or the consummation of the Fiserv Merger, whichever is later. Upon payment of the agreed value for the shares, the dissenting shareholder shall cease to have any interest in the shares of IMSG Common Stock. If IMSG fails to make an offer within the period specified above or if IMSG makes an offer that any dissenting shareholder fails to accept, then IMSG, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days of the Fiserv Merger, or at IMSG’s election at any time within 60 days of the Fiserv Merger, will file an action in any court of competent jurisdiction in Pinellas County, Florida, requesting that the fair value of such shares be determined.

A DISSENTER MAY LOSE THE RIGHT TO DEMAND PAYMENT UNLESS THE DISSENTER CAUSES IMSG TO RECEIVE THE NOTICE REQUIRED WITHIN 30 DAYS AFTER IMSG MADE OR OFFERED PAYMENT FOR THE SHARES OF THE DISSENTER.

Judicial Appraisal of Shares

If a demand for payment made by a dissatisfied dissenter as set forth above is unresolved, IMSG may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares. IMSG must commence the proceeding described above in any court of competent jurisdiction in Pinellas County, Florida. IMSG must make all dissenters whose demands remain unresolved parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. One or more persons may be appointed by the court as appraisers to receive evidence and recommend a decision on the question of fair value. The proceeding will be entitled to the same discovery rights as parties in other civil proceedings. IMSG will pay each shareholder the amount found to be due such shareholder, if any, within 10 days after the final determination of the proceedings.

The court in an appraisal proceeding will determine the costs and expenses of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against IMSG, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding and to whom IMSG has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which IMSG offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of IMSG. These statements may be made directly in this document or may be “incorporated by reference” from other documents filed with the SEC. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this Proxy Statement or in documents incorporated by reference herein.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties, and the Private Securities Litigation Reform Act provides a “safe harbor” for these statements. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

•	the ability of IMSG and Fiserv to consummate the Fiserv Merger in a timely manner or at all;

•	the failure of IMSG’s shareholders to approve the Merger Agreement and the Fiserv Merger;

•	changes in competitive pressures in IMSG’s business process outsourcing line of business and changes in that industry which may affect IMSG’s business, financial condition and results of operations; and

•	changes in general economic or business conditions.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this Proxy Statement or, in the case of documents incorporated by reference, the date of such documents.

All subsequent written and oral forward-looking statements attributable to IMSG or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. All forward-looking statements included in this document are based on information available to IMSG on the date hereof and IMSG assumes no obligation to update any such forward-looking statement. Among the factors that could cause actual results to differ materially are the risks discussed under the caption “Item 1. Business—Risk Factors” included in IMSG’s Annual Report on Form 10-K for the year ended December 31, 2002. Prospective investors should also consult the risks described from time to time in IMSG’s Reports on Forms 10-Q, 8-K and 10-K.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s web site (www.sec.gov). You may also read and copy any document that IMSG files with the SEC at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities.

We “incorporate by reference” into this Proxy Statement the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Proxy Statement, and information that we file subsequently with the SEC will automatically update this Proxy Statement. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the filing of this Proxy Statement and before the Fiserv Merger is consummated.

For IMSG:

Annual Report on Form 10-K for the year ended December 31, 2002;

Quarterly Reports on Form 10-Q for the three months ended March 31, 2003 and June 30, 2003; and

Current Report on Form 8-K filed April 9, 2003.

You may request a copy of these filings, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into the filing, at no cost to you by contacting us at the following address:

Insurance Management Solutions Group, Inc.

Anthony R. Marando

Chief Financial Officer and Corporate Secretary

801 94th Avenue North

St. Petersburg, FL 33702

(727) 803-2040, ext. 6353

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST COPIES OF OUR SEC FILINGS NO LATER THAN SEPTEMBER 4, 2003.

You should rely only on the information delivered with, or stated or incorporated by reference in, this Proxy Statement. IMSG has not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date on the front of this document.

OTHER MATTERS

Management of IMSG knows of no matter to be brought before the Special Meeting which is not referred to in the Notice of Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the accompanying proxy will vote the shares of IMSG Common Stock represented by proxy in accordance with their judgment on those matters.

By Order of the Board of Directors,

Anthony R. Marando

Corporate Secretary

St. Petersburg, Florida

August 12, 2003

APPENDIX A

AGREEMENT AND PLAN OF MERGER

Among

FISERV, INC.,

FISERV SOLUTIONS, INC.,

FISERV MERGER SUB, INC.

And

INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.

Dated as of April 9, 2003

i

ii

INDEX TO EXHIBITS    [intentionally omitted]

Exhibit	Description

A	Articles of Merger

B	Form of Agreement to Facilitate Merger

C	Form of Opinion of Counsel to the Company

D	Form of FIRPTA Affidavit of the Company

E	Required Consents

F	Form of Opinion of Counsel to Fiserv, Fiserv Solutions and Fiserv Sub

INDEX TO SCHEDULES    [intentionally omitted]

Schedule	Description

I	Disclosure Schedule

APPENDIX B

[LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.]

www.hlhz.com

April 4, 2003

The Board of Directors

Insurance Management Solutions Group, Inc.

801 94th Avenue North

St. Petersburg, FL 33702

Dear Members of the Board of Directors:

We understand that Insurance Management Solutions Group, Inc. (“IMSG” or the “Company”) is considering a potential merger transaction pursuant to which Fiserv, Inc. (“Fiserv”), or an affiliate thereof, would become the owner of all of the outstanding common shares of the Company (“Transaction”). The consideration to be received by the Company’s shareholders in connection with the Transaction consists of: (i) $3.30 per share in cash (“Public Shareholder Transaction Consideration”) for all shares held by shareholders other than Banker’s Insurance Group (“BIG”) and its subsidiaries (BIG, together with its subsidiaries, the “Majority Shareholders”) and (ii) $3.26 per share in cash as well as certain other non-cash consideration for all shares held by the Majority Shareholders. For purposes hereof, “Public Shareholders” refers to the shareholders of the Company other than the Majority Shareholders.

The Board of Directors of the Company (“Board”) has requested that Houlihan Lokey render an opinion as to the fairness, from a financial point of view, to the Public Shareholders of the Public Shareholder Transaction Consideration to be received by them in connection with the Transaction (the “Opinion”). The Opinion does not address the Company’s underlying business decision to effect the Transaction and does not address the Majority Shareholders’ decision to accept consideration of $3.26 per share. The Opinion does not constitute, and should not be construed, as a recommendation to any shareholder as to how such shareholder should vote on the Transaction. Houlihan Lokey has not acted as the Company’s financial advisor. The Board did not request, and accordingly, we have not undertaken to negotiate any portion of the Transaction, nor have we solicited alternative transactions.

In connection with this Opinion, we have, among other things:

1.	reviewed the Company’s annual reports to shareholders on Form 10-K for each of the three fiscal years ended December 31, 2000, December 31, 2001, and December 31, 2002;

2.	reviewed income statement and balance sheet projections and other projected financial data provided by the management of IMSG (“Management”) for the fiscal years 2003 through 2005, which Management has represented to be its best estimate of the Company’s future expectations;

3.	reviewed the Full Service Vendor Agreement between the Company and First Community Insurance Company (“FCIC” or “Fidelity”) as filed in the 8-K dated January 3, 2003;

4.	reviewed industry analyses from various sources;

5.	met with certain members of Management to discuss the operations, financial condition, future prospects and projected operations and performance of IMSG, as well as the Transaction;

The Board of Directors of Insurance Management Solutions Group, Inc.

April 4, 2003

6.	reviewed drafts dated February 24, 2003 of documents pertaining to the Transaction, including the Agreement and Plan of Merger and Agreement to Facilitate Merger, which Management attests are in substantially final form;

7.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

8.	reviewed certain other publicly available financial data for certain companies that we deem comparable to IMSG, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

9.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed the accuracy and completeness of such information for purposes of rendering our Opinion. In particular, we have relied upon and assumed, without independent verification, that (i) the financial forecasts and projections provided to us, and our related discussions with Management, have been prepared in good faith and reflect the only available estimates of the future financial condition of IMSG (as of the dates of such forecasts and projections), and that (ii) there has been no material change in the assets, financial condition, results of operations, business or prospects of IMSG since the date of the most recent financial statements made available to us. We have also assumed that there are no facts or information regarding the Company that would cause the information supplied to us to be incomplete or misleading or fail to fairly represent the financial condition and results of operations of the Company in any material respect.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to IMSG and do not assume any responsibility with respect to it. Management has stated that they have supplied us with all relevant information related to the Transaction and we have no duty to resolve any conflicts that may occur within such information. We have not made any physical inspection or independent appraisal of any of the properties or assets of IMSG. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. This Opinion is rendered solely as of the date hereof and we have not assumed any obligation to update this Opinion.

The Opinion expressed herein is provided for the information and assistance of the Board of Directors in connection with its consideration of the Transaction and does not constitute a recommendation as to how any shareholder should vote with respect to such Transaction.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Public Shareholder Transaction Consideration is fair from a financial point of view to the Public Shareholders.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

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APPENDIX C

AGREEMENT TO FACILITATE MERGER

THIS AGREEMENT TO FACILITATE MERGER (this “Agreement”) is made and entered into as of April 9, 2003 by and among FISERV, INC., a Wisconsin corporation (“Fiserv”), FISERV SOLUTIONS, INC., a Wisconsin corporation (“Fiserv Solutions”), FISERV MERGER SUB, INC., a Delaware corporation (“Fiserv Sub”) and a wholly owned subsidiary of Fiserv Solutions, BANKERS INSURANCE GROUP, INC., a Florida corporation (“BIG”), BANKERS INSURANCE COMPANY, a Florida property and casualty insurance company (“BIC”), BANKERS SECURITY INSURANCE COMPANY, a Florida property and casualty insurance company (“BSIC”), and BONDED BUILDERS SERVICE CORP., a Florida home warranty company (“BBSC,” and with BIG, BIC and BSIC, each a “Shareholder” or, collectively, the “Shareholders”).

WHEREAS, as of the date hereof, the Shareholders own beneficially and of record or have the power to vote, or direct the vote of, an aggregate of 8,354,884 shares of common stock, par value $0.01 per share (“Company Common Stock”), of Insurance Management Solutions Group, Inc., a Florida corporation (the “Company”), representing approximately 68% of the outstanding Company Common Stock as of the date hereof; and

WHEREAS, on the date hereof, Fiserv, Fiserv Solutions, Fiserv Sub and the Company are entering into that certain Agreement and Plan of Merger, dated as of even date herewith (as entered into and as the same may be modified or amended or any of its provisions waived pursuant to the terms thereof, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Fiserv Sub with and into the Company (the “Merger”); and

WHEREAS, the Shareholders wish to see the Merger consummated, and have determined the consummation of the Merger to be in the best interests of the Shareholders; and

WHEREAS, as a condition to the willingness of Fiserv, Fiserv Solutions and Fiserv Sub to enter into the Merger Agreement, Fiserv, Fiserv Solutions and Fiserv Sub have requested that the Shareholders agree, and, in order to induce Fiserv, Fiserv Solutions and Fiserv Sub to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.

Vote in Favor of Merger.     During the period commencing on the date hereof and terminating upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, each Shareholder, in its capacity as a shareholder of the Company and holder of any proxy or other right to cause or direct the voting of any shares of Company Common Stock, agrees to (a) vote all shares of Company Common Stock presently owned by Shareholder or any of its Affiliates or for which Shareholder has voting power, and all shares of Company Common Stock with respect to which Shareholder in the future acquires ownership or is otherwise granted or obtains voting power, at any meeting of the Shareholders of the Company (or any adjournment thereof), (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including without limitation the Merger; and (ii) against any action that could reasonably be expected to impede, interfere, delay, or discourage the Merger, facilitate an acquisition of the Company or all or substantially all of its assets or business, in any manner, by a party (other than Fiserv or a subsidiary of Fiserv), or result in any breach of representation, warranty, covenant or agreement of the Company under the Merger Agreement, or (b) in the event written consents are sought from the shareholders of the Company with respect to the actions proposed in (i) or (ii) above, cause to be executed, with respect to all shares of Company Common Stock then owned by Shareholder or as to which Shareholder has the power to vote or to direct the voting of, a written consent or written consents to such proposed action. To the extent inconsistent with the foregoing provisions of this Section 1, each Shareholder hereby revokes any and all previous proxies with respect to any shares of Company Common Stock that such Shareholder owns or has the right to vote. In addition, each Shareholder agrees not to dispose of or otherwise sell any shares of Company Common Stock owned by it, except to other Shareholders subject to this Agreement.

2.	No Solicitation. During the period commencing on the date hereof and terminating upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, each Shareholder hereby agrees, and agrees to use commercially reasonable efforts to cause its Affiliates, officers, directors, employees or consultants or agents, not to (a) directly or indirectly, solicit, initiate, encourage, accept or otherwise facilitate the making of an Acquisition Proposal, (b) participate or engage in or encourage in any way negotiations or discussions concerning, or provide any non-public information to, any person or entity relating to an Acquisition Proposal, or which may reasonably be expected to lead to an Acquisition Proposal or (c) agree to or endorse any Acquisition Proposal; provided, however, that nothing contained in this Section 2 or in any other provision of this Agreement will prohibit the Company or any individual who is a member of the Board of Directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any legally required disclosure to the Company’s shareholders or to the extent otherwise specifically permitted by the Merger Agreement. For purposes of this Agreement, “Affiliate” shall mean, with respect to any person or entity, any person or entity that, directly or indirectly, controls, or any entity that is controlled by, or is under common control with that Person.

3.	Sale of Shares held by the Shareholders and their Affiliates. The Shareholders agree that, as provided in the Merger Agreement, the Merger Consideration to be paid pursuant to the Merger Agreement for all of the shares of Company Common Stock held by the Shareholders and their Affiliates that are not individuals shall be $3.26 per share, in cash, without interest.

4.	Limited Indemnification and Release. BIG will indemnify the Indemnitees (as hereinafter defined) in accordance with the terms set forth on Schedule 4 attached hereto [intentionally omitted].

Each of the Shareholders grants the release set forth on Schedule 4 attached hereto.

5.	Non-Competition. Each Shareholder, on behalf of itself and each of its current and future subsidiaries or Affiliates, covenants and agrees from the Effective Time (except with respect to clause (b), as qualified by clause (ii), from the date hereof) until the third anniversary of the Effective Time (the “Non-Competition Period”) not to, directly or indirectly, (a) engage or invest in, or have any competitive business relationship with, either as an owner, partner, agent, consultant, creditor or otherwise, any business or commercial activity relating to the processing of flood insurance in the United States or (b) solicit, hire, cause to be hired, engage the services of or otherwise enable, encourage or assist, directly or indirectly, any persons which they knew or reasonably should know are employees of the Company or any persons who are employees of Fiserv or its subsidiaries with whom they came into contact in connection with the transactions contemplated hereby to terminate their employment with the Company or Fiserv or its Affiliate, as the case may be. Notwithstanding the foregoing, either BIG or any other Shareholder may (i) own capital stock in a publicly-traded company not to exceed 1% of the outstanding capital stock of such company and (ii) solicit or hire any such IT personnel of the Company as are agreed to in writing by the Company and such Shareholder prior to the Effective Time. Each of Fiserv, Fiserv Solutions and Fiserv Sub, on behalf of itself and each of its current and future subsidiaries or Affiliates, covenants and agrees that during the Non-Competition Period, they shall not solicit, hire, cause to be hired or otherwise enable, encourage or assist, directly or indirectly, any persons which they know or reasonably should know are employees of the Shareholders. Each party agrees that the foregoing limitations are reasonable in time and scope. Each party’s obligations pursuant to this Section 5 shall arise only if the Merger becomes effective (except with respect to clause (b), as qualified by clause (ii), which shall be effective from the date hereof) and then such obligations shall survive for the Non-Competition Period. If the transactions contemplated by the Merger Agreement are abandoned in accordance with the Merger Agreement, the agreement set forth in this Section 5 shall terminate immediately upon such abandonment.

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6.	Representations and Warranties of the Shareholders. Each of the Shareholders represents and warrants to Fiserv, Fiserv Solutions and Fiserv Sub that: (i) each such Shareholder has the legal capacity to enter into and perform all of its respective obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by each such Shareholder will not violate any other agreement to which such Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement or voting trust; (iii) this Agreement has been duly executed and delivered by each such Shareholder and constitutes a legal, valid and binding agreement of each such Shareholder, enforceable against it in accordance with its terms; (iv) each such Shareholder owns beneficially, and has full voting power with respect to, the shares of Company Common Stock that it is making its agreement with respect to under Section 1 hereof, other than shares beneficially owned by Affiliates over which such Shareholder does not have voting power, and; (v) no shares of Company Common Stock held by such Shareholder are subject to any voting agreement other than this Agreement.

7.	Officer and Director Insurance. After the Effective Time, Fiserv shall take all actions to ensure that the Surviving Corporation complies with its obligations set forth in Section 6.17 of the Merger Agreement. To the extent not paid prior to the Effective Time, Fiserv shall cause the Surviving Corporation to pay half the premium for any “tail coverage” policy acquired, and BIG agrees to pay the other half of the premium for any such “tail coverage” policy acquired plus any premium payable in respect of naming BIG as an additional insured under such policy.

8.	Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that any Shareholder may transfer shares of Company Common Stock, together with its rights, interests and obligations hereunder to BIG or any direct or indirect wholly owned subsidiary of BIG; provided, however, that no such assignment shall relieve any party of its obligations hereunder; and provided, further, however, that, at the Effective Time upon consummation of the Merger, by operation of law, the Surviving Corporation shall succeed to Fiserv Sub’s rights hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.	Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed according to its specific terms and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity. The parties agree that in the event any or all of the Shareholders do not perform in full their obligations under Sections 1 and 2 hereof, BIG shall pay Fiserv (the “Vote Fee”), in consideration of the considerable effort and expense Fiserv has incurred in connection with the transactions contemplated under this Agreement, $1,200,000 payable upon the termination of the Merger Agreement; provided, however that (a) the Vote Fee will not be owed to Fiserv by BIG in the event that (i) the Fee is payable by the Company pursuant to the terms of the Merger Agreement or (ii) the approval of shareholders has been obtained in accordance with Section 7.01(b) of the Merger Agreement, and (b) the Fee under the Merger Agreement shall not be owed by the Company at any time after the Vote Fee has been paid by BIG.

10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

11.	Further Assurances. Each of the Shareholders shall execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

12.	Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or by reason of this Agreement or any provision contained herein.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein.

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14.	Jurisdiction and Venue. The parties agree that any proceeding relating to this Agreement shall be brought in a court of Florida. Each of the parties consents to personal jurisdiction in any such action brought in any such Florida court, consents to service of process by registered mail made upon such party and such party’s agent, and waives any objection to venue in any such Florida court or to any claim that any such Florida court is an inconvenient forum. The prevailing party in any suit or action brought against any other party to enforce the terms of this Agreement or any rights or obligations hereunder shall be entitled to receive reimbursement of its costs, expenses and attorneys’ fees (internal and external) and disbursements, including the costs and expenses of experts and internal resources expended, actually incurred in connection with such suit or action.

15.	No Amendment of Merger Agreement. Fiserv, Fiserv Solutions and Fiserv Sub shall not amend the Merger Agreement without the prior written consent of BIG, which consent shall not be unreasonably withheld.

16.	Payment for Shares. At the Effective Time, (a) each of the Shareholders and their Affiliates shall surrender their Company Certificates representing all shares of Company Common Stock held by the Shareholders or their Affiliates and (b) Fiserv shall pay to each Shareholder or their Affiliates, as the case may be, by wire transfer cash in the amount of $3.26 per share of Company Common Stock represented by each Shareholder’s Company Certificates to such accounts as are designated by such Shareholders or their Affiliates.

17.	Termination. This Agreement shall terminate upon the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms; provided, however, that the provisions of Section 4, Section 5, Section 6, Section 7, Section 8, Section 9, Section 10, Section 11, Section 12, Section 13, Section 14 and this Section 17 shall continue in effect following the Effective Time in accordance with the respective provisions thereof, and the provisions of Section 9 and Section 14 shall continue in effect following the termination of the Merger Agreement.

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IN WITNESS WHEREOF, each of Fiserv, Fiserv Solutions and Fiserv Sub, on the one hand, and the Shareholders, on the other hand, has caused this Agreement to Facilitate Merger to be executed by its duly authorized officer, as of the date and year first above written.

FISERV, INC.		BANKERS INSURANCE GROUP, INC.

By:	/s/ LESLIE M. MUMA	By:	/s/ ROBERT M. MENKE
Name:	Leslie M. Muma	Name:	Robert M. Menke
Title:	President and Chief Executive Officer	Title:	President

FISERV SOLUTIONS, INC.		BANKERS INSURANCE COMPANY

By:	/s/ LESLIE M. MUMA	By:	/s/ DAVID K. MEEHAN
Name:	Leslie M. Muma	Name:	David K. Meehan
Title:	President	Title:	President

FISERV MERGER SUB, INC.		BANKERS SECURITY INSURANCE COMPANY

By:	/s/ LESLIE M. MUMA	By:	/s/ DAVID K. MEEHAN
Name:	Leslie M. Muma	Name:	David K. Meehan
Title:	President	Title:	President

BONDED BUILDERS SERVICE CORP.

		By:	/s/ BRIAN KESNECK
		Name:	Brian Kesneck
		Title:	Chairman

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AMENDMENT NO. 1 TO AGREEMENT TO FACILITATE MERGER

THIS AMENDMENT NO. 1 is made and entered into as of August 5, 2003 (this “Amendment No. 1”) TO AGREEMENT TO FACILITATE MERGER made and entered into as of April 9, 2003 by and among FISERV, INC., a Wisconsin corporation (“Fiserv”), FISERV SOLUTIONS, INC., a Wisconsin corporation (“Fiserv Solutions”), FISERV MERGER SUB, INC., a Delaware corporation (“Fiserv Sub”) and a wholly owned subsidiary of Fiserv Solutions, BANKERS INSURANCE GROUP, INC., a Florida corporation (“BIG”), BANKERS INSURANCE COMPANY, a Florida property and casualty insurance company (“BIC”), BANKERS SECURITY INSURANCE COMPANY, a Florida property and casualty insurance company (“BSIC”), and BONDED BUILDERS SERVICE CORP., a Florida home warranty company (“BBSC,” and with BIG, BIC and BSIC, each a “Shareholder” or, collectively, the “Shareholders”).

WHEREAS, as of the date hereof, the Shareholders own beneficially and of record or have the power to vote, or direct the vote of, an aggregate of 8,354,884 shares of common stock, par value $0.01 per share (“Company Common Stock”), of Insurance Management Solutions Group, Inc., a Florida corporation (the “Company”), representing approximately 68% of the outstanding Company Common Stock as of the date hereof;

WHEREAS, as of the date hereof, BIG is indebted to the Company in respect of past due service fees (including without limitation late fees and interest with respect thereto) and current service fees relating to services provided by the Company to BIG pursuant to that certain Insurance Administration Agreement, effective October 1, 2001, as amended (the “Service Agreement”), among Insurance Management Solutions, Inc., a subsidiary of the Company (“IMSI”), and BSIC and BIC, each subsidiaries of BIG (the amount of such indebtedness, together with amounts billed or to be billed for services provided by IMSI to BSIC and BIC under the Service Agreement prior to the date of the closing of the Merger (as defined in the Agreement) being hereinafter referred to as the “BIG Debt”);

WHEREAS, the parties have agreed that certain arrangements should be made with respect to liquidation of the BIG Debt;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.    Section 3 of the Agreement shall be amended to add the following at the end thereof: “provided, however, that each of the Shareholders hereby directs Fiserv, Fiserv Solutions and Fiserv Sub to pay a portion of the Merger Consideration payable to the Shareholders equal to the BIG Debt directly to the Company in full payment and discharge of the BIG Debt, and that the remaining Merger Consideration payable to the Shareholders be paid directly to the Shareholders as required under the Merger Agreement, it being intended that no BIG Debt shall remain outstanding after payment of the Merger Consideration.”

2.     A new Section 18 is hereby added to the Agreement:

18.	Notices. All notices and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) five business days after deposit with the U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one business day after the business day of timely deposit with a recognized national courier service for next day delivery (or two business days after such deposit if timely deposited for second business day delivery) or (d) one business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgement of complete transmission), to the parties as follows:

If to the Company, Fiserv, Fiserv Solutions or Fiserv Sub, as indicated in the Merger Agreement.

If to the Shareholders, to:

Bankers Insurance Group, Inc.

Bankers Insurance Company

Bankers Security Insurance Company

Bonded Builders Service Corp.

360 Central Avenue

St. Petersburg, FL 33701

Attn: President

With a copy to:

Bankers Insurance Group, Inc.

360 Central Avenue

St. Petersburg, FL 33701

Attn: General Counsel

or such other address or addresses as any party shall have designated by notice in writing to the other parties.

IN WITNESS WHEREOF, each of Fiserv, Fiserv Solutions and Fiserv Sub, on the one hand, and the Shareholders, on the other hand, has caused this Agreement to Facilitate Merger to be executed by its duly authorized officer, as of the date and year first above written.

FISERV, INC.		BANKERS INSURANCE GROUP, INC.

By:	/s/ Kenneth R. Jensen	By:	/s/ David K. Meehan
Name:	Kenneth R. Jensen	Name:	David K. Meehan
Title:	Senior Executive Vice President	Title:	Vice Chairman

FISERV SOLUTIONS, INC.		BANKERS INSURANCE COMPANY

By:	/s/ Kenneth R. Jensen	By:	/s/ David K. Meehan
Name:	Kenneth R. Jensen	Name:	David K. Meehan
Title:	Senior Executive Vice President	Title:	President

FISERV MERGER SUB, INC.		BANKERS SECURITY INSURANCE COMPANY

By:	/s/ Kenneth R. Jensen	By:	/s/ David K. Meehan
Name:	Kenneth R. Jensen	Name:	David K. Meehan
Title:	Vice President	Title:	President

BONDED BUILDERS SERVICE CORP.

By:	/s/ Brian Kesneck
Name:	Brian Kesneck
Title:	Chairman

APPENDIX D

FLORIDA DISSENTERS’ RIGHTS STATUTES

607.1301. DISSENTERS’ RIGHTS; DEFINITIONS.

The following definitions apply to ss. 607.1302 and 607.1320:

(1) “Corporation” means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Fair value,” with respect to a dissenter’s shares, means the value of the shares as of the close of business on the day prior to the shareholders’ authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) “Shareholders’ authorization date” means the date on which the shareholders’ vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302. RIGHT OF SHAREHOLDERS TO DISSENT.

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1.    If the shareholder is entitled to vote on the merger, or

2.    If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

(b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

(d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.    Altering or abolishing any preemptive rights attached to any of his or her shares;

2.    Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.    Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.    Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.    Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.    Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.    Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation; or

(f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder’s rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS.

(1)(a) If a proposed corporate action creating dissenters’ rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights and be accompanied by a copy of (S)(S). 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters’ rights shall:

1.    Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated, and

2.    Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

(b) If proposed corporate action creating dissenters’ rights under (S). 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of (S)(S). 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder’s written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders’ authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder’s name and address, the number,

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classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder’s election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

(a) Such demand is withdrawn as provided in this section;

(b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders’ authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders’ authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair

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value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

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                                      PROXY

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.

             THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 23, 2003

     The undersigned shareholder appoints DAVID M. HOWARD AND ANTHONY R.
MARANDO, and each of them, as proxy, with full power of substitution, to vote the shares of voting securities of INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
(the "Company") which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at the offices of the Company, 801 94th Avenue North,
St. Petersburg, Florida 33702, on Tuesday September 23, 2003, at 3:00 pm, local time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Special Meeting and proxy statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxy is instructed to vote as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED,
WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE FISERV MERGER AND
AS SUCH PROXIES DEEM ADVISABLE WITH DISCRETIONARY AUTHORITY ON SUCH OTHER
BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR
ADJOURNMENTS THEREOF.

PLEASE CHECK THE BOXES BELOW, SIGN, DATE AND RETURN THIS PROXY TO MELLON
INVESTOR SERVICES, PROXY PROCESSING, P.O. BOX 3578, S. HACKENSACK, NJ
07606-9278, IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

       (Continued and to be marked, dated and signed, on the other side)
_______________________________________________________________________________
    Address Change/Comments (Mark the corresponding box on the reverse side)
________________________________________________________________________________

________________________________________________________________________________

           INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. SPECIAL MEETING

                                                               Please        [ ]
                                                               Mark Here for
                                                               Name Change,
                                                               Address Change
                                                               or Comments
                                                               SEE REVERSE SIDE

1.   APPROVAL OF THE MERGER AGREEMENT AND THE FISERV MERGER:    [ ]  FOR the  approval of     [ ]  AGAINST the
                                                                     the  Merger Agreement         approval of the
                                                                     and  the Fiserv Merger.       Merger Agreement
                                                                                                   and the Fiserv
                                                                                                   Merger.

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

                                                     Date                             NO. OF
                                                          ______________________      SHARES______________

Signature_______________________Signature_______________________Date________2003
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are jointly held, each holder must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.